SEC FILE NO. 333-128114
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                              ____________________

                               AMENDMENT NO. 2 TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________

                          HOUSTON AMERICAN ENERGY CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

      DELAWARE                         1311                      76-0675953
      --------                         ----                      ----------
(STATE OR JURISDICTION           (PRIMARY STANDARD             (IRS EMPLOYER
  OF INCORPORATION OR        INDUSTRIAL CLASSIFICATION       IDENTIFICATION NO.)
    ORGANIZATION)                  CODE NUMBER)

                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              MR. JOHN TERWILLIGER
                          801 TRAVIS STREET, SUITE 2020
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 with a copy to:

                            MICHAEL SANDERS, ESQUIRE
                            20333 S.H. 249, SUITE 600
                              HOUSTON, TEXAS 77070
                                 (832) 446-2599

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                              ____________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ________________

     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box:  [_]   ___________________________________


                           ___________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                   SUBJECT TO COMPLETION NOVEMBER 28, 2005

                          HOUSTON AMERICAN ENERGY CORP.
                               ___________________

           $2,125,000 of 8% Subordinated Convertible Promissory Notes
                        2,316,250 Shares of Common Stock

     This prospectus covers resales by selling securityholders of our 8% Subordinated Convertible Promissory Notes due 2010 and shares of our common stock into which the Notes are convertible. This prospectus also covers resales by selling securityholders of shares of our common stock underlying warrants issued to a placement agent in connection with the placement of the Notes.

     The Notes will mature on May 1, 2010. We will pay interest on the Notes each April 20 and October 20. We will make the first interest payment on October 20, 2005.

     We do not have the right to redeem the Notes at our option prior to May 1, 2007.

     The Notes are convertible into our common stock at any time before May 1, 2010 at a conversion price of $1.00 per share, subject to adjustment for specified events.

     Holders may require us to repurchase their Notes upon the occurrence of certain designated events in cash at 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any.

     The Notes are subordinated unsecured obligations and rank, in right of payment, junior to all of our existing and future unsecured indebtedness except for future indebtedness specifically designated as being equal or subordinate to the Notes. The Notes will be effectively subordinated to any secured indebtedness.

     The selling securityholders may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the selling securityholders.

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "HUSA.OB". The last reported sale price of our common stock on the OTC Electronic Bulletin Board on November 23, 2005 was $3.20 per share. There is no trading market in our Notes.

     INVESTING IN OUR COMMON STOCK AND NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         PROSPECTUS DATED           , 2005

     We will pay all expenses of this offering except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the selling securityholders. Estimated expenses payable in connection with this offering are approximately $25,000. The aggregate proceeds to the selling securityholders will be the purchase price of common stock or Notes sold less the aggregate agents' commissions and underwriters' discounts, if any. We have agreed to indemnify the selling securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OR THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

                                     TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
About this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Caution about Forward-Looking Statements. . . . . . . . . . . . . . . . . . . . . . .    11
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Market for Registrant's Common Equity and Related Stockholder Matters . . . . . . . .    12
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Management's Discussion and Analysis of Financial Condition and Results of Operations    13
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
Certain Relationships and Related Transactions. . . . . . . . . . . . . . . . . . . .    35
Security Ownership of Certain Beneficial Owners and Management. . . . . . . . . . . .    36
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . . . . . . .    46
Index to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .    47

                              ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Financial Statements and related notes and other documents incorporated herein by reference.

                                   OUR COMPANY

Houston American Energy Corp. is an oil and gas exploration and production company. In addition to seeking out oil and gas prospects using advanced seismic techniques, we utilize the contacts of John F. Terwilliger, our sole executive officer, to identify potential acquisition targets in the Onshore Texas Gulf Coast Region of the State of Texas, where Mr. Terwilliger has been involved in oil and gas exploration and production activities since 1983. Further, we have through an interest in a limited liability company, interests in multiple concessions in the South American country of Colombia. As a result, we expect to be active in Colombia for the foreseeable future. Moreover, as well as our own drilling activities and acquisition strategy, we may also encourage others in the oil and gas industry to enter into partnerships or joint ventures with us for the purpose of acquiring properties and conducting drilling and exploration activities.

Our principal executive offices are located at 801 Travis Street, Suite 2020, Houston, Texas 77007 and our telephone number is (713) 222-6966.

                                           THE OFFERING

Securities offered:
        8% Convertible Notes  $2,125,000
        Common stock          2,316,250 shares(1)

Common stock outstanding
  before this offering        19,970,589 shares(2)

Common stock outstanding
  after this offering         22,286,839 shares(3)

Use of proceeds               We will not receive any proceeds from the sale of common stock by the selling shareholders

OTCBB symbol                  HUSA

Risk Factors                  Purchase of the common stock offered hereby involves certain risk, including risks associated with need for additional capital, operating losses, uncertain value or decline in value of reserves, dependence upon management and third parties, and operating risks in the oil and gas industry, among others.  See "Risk
                              Factors."

(1)  Consists of shares issuable upon (a) conversion of 8% Convertible Notes and
     (b) exercise of 191,250 warrants.
(2)  Shares outstanding as of November 28, 2005.
(3) Assumes conversion of all 8% Convertible Notes and exercise of 191,250 warrants.

                                  RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the following risk factors, as well as other information we include in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

RISKS RELATED TO THE OIL AND NATURAL GAS INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

     As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas, oil, and condensate. Our realized profits affect the amount of cash flow available for capital expenditures. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices.
Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that can cause the volatility of oil and gas prices are:

  - worldwide or regional demand for energy, which is affected by economic conditions;
  -  the domestic and foreign supply of natural gas and oil;
  -  weather conditions;
  -  domestic and foreign governmental regulations;
  -  political conditions in natural gas and oil producing regions;
  - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
  -  the price and availability of other fuels.

A SUBSTANTIAL PERCENTAGE OF OUR PROPERTIES ARE UNDEVELOPED; THEREFORE THE RISK ASSOCIATED WITH OUR SUCCESS IS GREATER THAN WOULD BE THE CASE IF THE MAJORITY OF OUR PROPERTIES WERE CATEGORIZED AS PROVED DEVELOPED PRODUCING.

     Because a substantial percentage of our properties are unproven (approximately 99%), or proved undeveloped, we will require significant additional capital to prove and develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

     While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market related can cause a well to become uneconomical or only marginally profitable. Our business involves a variety of operating risks which may adversely affect our profitability, including:

  -  fires;
  -  explosions;
  -  blow-outs and surface cratering;
  -  uncontrollable flows of oil, natural gas and formation water;
  -  natural disasters, such as hurricanes and other adverse weather conditions;
  -  pipe, cement or pipeline failures;
  -  casing collapses;
  -  embedded oil field drilling and service tools;
  -  abnormally pressured formations; and
  - environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

     In accordance with industry practice, our insurance protects us against some, but not all, operational risks. Further, we do not carry business interruption insurance at levels that would provide enough cash for us to continue operating without access to additional funds. As pollution and environmental risks generally are not fully insurable, our insurance may be inadequate to cover any losses or exposure for such liability.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

     In accordance with applicable requirements of the Securities and Exchange Commission, we estimate our proved reserves and future net cash flows using sales prices and costs estimated to be in effect as of the date we make the reserve estimates. We hold the estimates constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Gas prices, which have fluctuated widely in recent years, affect estimated quantities of proved reserves and future net cash flows. Any estimates of natural gas and oil reserves and their values are inherently uncertain, including many factors beyond our control. The reserve data contained in this prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those we use, may vary. In addition, estimates of reserves may be revised based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revision may be material. Accordingly, reserve estimates may be different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions. Our estimated proved reserves have not been filed with or included in reports to any federal agency.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our business and the oil and gas industry in general are subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations. State and federal regulations, including those enforced by the Texas Railroad Commission as the primary regulator of the oil and gas industry in the State of Texas, are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir and control contamination of the environment. Matters subject to regulation in the State of Texas include:

  -  location and density of wells;
  - the handling of drilling fluids and obtaining discharge permits for drilling operations;
  - accounting for and payment of royalties on production from state, federal and Indian lands;
  - bonds for ownership, development and production of natural gas and oil properties;
  -  transportation of natural gas and oil by pipelines;
  -  operation of wells and reports concerning operations; and
  -  taxation

     Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

     Natural gas operations are subject to various types of regulation at the federal, state and local levels. Prior to commencing drilling activities for a well, we are required to procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies. Permits and approvals include those for the drilling of wells, and regulations including maintaining bonding requirements in order to drill or operate wells and the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations.

     Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units and the density of wells, which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100 percent of the leasehold.

OUR OPERATIONS MAY INCUR SUBSTANTIAL LIABILITIES TO COMPLY WITH THE ENVIRONMENTAL LAWS AND REGULATIONS.

     Our operations are subject to additional laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. It appears that the trend of more expansive and stricter environmental legislation and regulations will continue.

     We generate wastes that may be subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes, which have limited the approved methods of disposal for some hazardous wastes. Additional wastes may be designated as "hazardous wastes" in the future, and therefore become subject to more rigorous and costly operating and disposal requirements. Although management believes that we utilize good operating and waste disposal practices, prior owners and operators of our properties may not have done so, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under locations where wastes have been taken for disposal. These properties and the wastes disposed on the properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), RCRA and analogous state laws, which require the removal and remediation of previously disposed wastes, including waste disposed of or released by prior owners or operators.

     CERCLA and similar state laws impose liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for release of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

OUR OPERATIONS IN COLOMBIA ARE SUBJECT TO RISKS RELATING TO POLITICAL AND ECONOMIC INSTABILITY.

     We currently have interests in four oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

OUR SUCCESS DEPENDS ON OUR MANAGEMENT TEAM AND OTHER KEY PERSONNEL, THE LOSS OF ANY OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     Our success will depend on our ability to retain John F. Terwilliger, our sole executive officer, and to attract other experienced management and non-management employees, including engineers, geoscientists and other technical and professional staff. We will depend, to a large extent, on the efforts, technical expertise and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary personnel, our business operations could be adversely affected.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     Competition in the oil and gas industry is intense and we compete with major and independent oil and gas companies with respect to the acquisition of producing properties and undeveloped acreage. Our competitors actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop the properties. Many of those competitors, however, have financial resources and exploration and development budgets that are substantially greater than ours and may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than can we, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our capability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

RISKS RELATED TO OUR COMMON STOCK AND NOTES

THE PRICE OF OUR COMMON STOCK, AND THEREFORE OF THE NOTES, MAY FLUCTUATE SIGNIFICANTLY, AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL THE NOTES OR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

     The price of our common stock quoted on the OTCBB constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the Notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes.

     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

     -    quarterly variations in our operating results;
     - operating results that vary from the expectations of management, securities analysts and investors;
     -    changes in expectations as to our future financial performance;
     - announcements by us, our partners or our competitors of leasing and drilling activities;
     - the operating and securities price performance of other companies that investors believe are comparable to us;
     -    future sales of our equity or equity-related securities;
     - changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;
     -    fluctuations in oil and gas prices;
     -    departures of key personnel; and
     -    regulatory considerations.

     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE.

     Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Notes.

THE RIGHTS OF HOLDERS OF OUR NOTES TO RECEIVE PAYMENTS ON THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE RIGHTS OF OUR EXISTING AND FUTURE SECURED AND/OR SENIOR CREDITORS.

     Holders of our existing and future secured and/or senior indebtedness will have claims that are prior to claims as holders of the Notes to the extent of the value of the assets securing that other indebtedness. As a result, the Notes are subordinated to any such secured and/or senior indebtedness. As of December 31, 2004, $1 million of our debt was senior. Upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, holders of our secured and/or senior indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class or ranking as the notes based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than holders of our secured and/or senior indebtedness.

THE NOTES CONTAIN NO FINANCIAL COVENANTS AND PROVIDE ONLY LIMITED PROTECTION IN THE EVENT CERTAIN SPECIFIED EVENTS OCCUR.

     The Notes contain no financial covenants. In particular, the Notes contain no covenants that limit our ability to pay dividends or make distributions on or redeem our capital stock or incur additional debt and, therefore, protect holders in the event of a highly leveraged or other similar transaction. In addition, the requirement that we offer to repurchase the Notes is limited to certain specified events set out in the Notes. Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our business, financial condition, capital structure and the value of our common stock but would not constitute such a specified event entitling holders of Notes to require us to offer to repurchase the Notes. Our obligations to offer to redeem the Notes upon a designated event would not necessarily afford holders protection in the event of a reorganization, merger or similar transaction involving us.

THE REDEMPTION RIGHTS IN THE NOTES TRIGGERED BY A SPECIFIED EVENT COULD DISCOURAGE A POTENTIAL ACQUIRER.

     The redemption rights in the Notes triggered by specified events could discourage a potential acquirer. The redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions.

WE MAY BE UNABLE TO REPURCHASE THE NOTES FOR CASH WHEN REQUIRED BY THE HOLDERS, INCLUDING FOLLOWING SPECIFIED EVENTS.

     Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of specified events prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we fail to repurchase the Notes in cash as required by the Notes, it would constitute an event of default under the Notes which, in turn, would also likely constitute an event of default under our then existing debt instruments.

THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES, AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES. THE FAILURE OF A MARKET TO DEVELOP FOR THE NOTES COULD ADVERSELY AFFECT THE LIQUIDITY AND VALUE OF THE NOTES.

     The Notes are a new issue of securities, and there is no existing market for the notes. We do not intend to list the Notes, on any securities exchange or for quotation of the notes on any automated dealer quotation system. A market may not develop for the Notes, and we cannot assure you as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

     The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the Notes and the shares of our common stock issuable upon conversion of the Notes, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions that may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

THE NOTES ARE NOT RATED.

     The Notes are not, and we do not expect them to be, rated. However, if one or more rating agencies rates the Notes and assigns the Notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the Notes and our common stock would likely decline.

THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS, INCLUDING THIRD-PARTY TENDER OR EXCHANGE OFFERS THAT MAY ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES OR THE SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES.

     The conversion rate of the Notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock. The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers or the sale of our equity securities or equity-linked securities to third parties, that may adversely affect the trading price of the Notes or the shares of our common stock issuable upon conversion of the Notes.

OUR CHARTER AND BYLAWS, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND ALSO COULD LIMIT THE PRICE THAT INVESTORS ARE WILLING TO PAY IN THE FUTURE FOR SHARES OF OUR COMMON STOCK AND THE NOTES.

     Delaware corporate law and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

     - authorize our board of directors to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of our common stock;
     - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;
     -    provide that directors may be removed only for cause; and
     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Taken together, these provisions of our charter and bylaws, Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the Notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the Notes.

OUR MANAGEMENT OWNS A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM INFLUENCE OR CONTROL IN CORPORATE TRANSACTIONS AND OTHER MATTERS, AND THEIR INTERESTS COULD DIFFER FROM THOSE OF OTHER SHAREHOLDERS

     Our current executive officers and directors, owns approximately 65% of our outstanding common stock. As a result, directors and officers are in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Management's control of the company may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                 USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the Notes and common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

                      MARKET FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

Since January 18, 2002, our Common Stock has been listed on the over-the-counter
electronic bulletin board ("OTCBB") under the symbol "HUSA".   The following
table sets forth the range of high and low bid prices for each quarter during the past two fiscal years.

                                High            Low
                                ----            ----
Calendar Year 2005

      Third Quarter. . . . . .  2.75            1.00
      Second Quarter . . . . .  1.25            0.76
      First Quarter. . . . . .  1.00            0.78

Calendar Year 2004

      Fourth Quarter . . . . .  1.05            0.83
      Third Quarter. . . . . .  1.10            0.83
      Second Quarter . . . . .  1.35            0.60
      First Quarter. . . . . .  1.00            0.65

Calendar Year 2003

      Fourth Quarter . . . . .  0.75            0.38
      Third Quarter. . . . . .  0.52            0.31
      Second Quarter . . . . .  0.42            0.23
      First Quarter. . . . . .  0.51            0.30

The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

At November 23, 2005, the closing bid price of the Common Stock was $3.18.

As of November 23, 2005, there were approximately 1,200 beneficial holders of our Common Stock.

                                 DIVIDEND POLICY

We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

Houston American Energy was incorporated in April 2001, for the purposes of seeking oil and gas exploration and development prospects. Since inception, we have sought out prospects utilizing the expertise and business contacts of John
F. Terwilliger, our sole executive officer. Through the third quarter of 2002, the acquisition targets were in the Gulf Coast region of Texas and Louisiana, where Mr. Terwilliger has been involved in oil and gas exploration for many years. In the fourth quarter 2002, we initiated international efforts through a Colombian joint venture more fully described below. Domestically and internationally, the strategy is to be a non-operating partner with exploration and production companies that have much larger resources and operations.

OVERVIEW OF OPERATIONS

Our operations are exclusively devoted to natural gas and oil exploration and production.

Our focus, to date and for the foreseeable future, is the identification of oil and gas drilling prospects and participation in the drilling and production of prospects. We typically identify prospects and assemble various drilling partners to participate in, and fund, drilling activities. We may retain an interest in a prospect for our services in identifying and assembling prospects without any contribution on our part to drilling and completion costs or we may contribute to drilling and completion costs based on our proportionate interest in a prospect.

We derive our revenues from our interests in oil and gas production sold from prospects in which we own an interest, whether through royalty interests, working interest or other arrangements. Our revenues vary directly based on a combination of production volumes from wells in which we own an interest, market prices of oil and natural gas sold and our percentage interest in each prospect.

Our well operating expenses vary depending upon the nature of our interest in each prospect. We may bear no interest or a proportionate interest in the costs of drilling, completing and operating prospects on which we own an interest. Other than well drilling, completion and operating expenses, our principal operating expenses relate to our efforts to identify and secure prospects, comply with our various reporting obligations as a publicly held company and general overhead expenses.

BUSINESS DEVELOPMENTS DURING 2004 AND 2005

Drilling Activities

During 2004, we drilled four successful on-shore domestic wells as follows:

- A test well in San Patricio County, Texas, the Saint Paul Prospect Garza #1, was drilled in January 2004 and completed as a natural gas well. Natural gas sales from the well began March 1, 2004. We hold a 5% working interest in the well.

- A test well in Vermillion Parish, Louisiana, the LaFurs #F-16, was drilled in May 2004 and completed as a natural gas well. Natural gas sales from the well began in September 2004. We hold a 3% working interest in the well.

- A test well in Acadia Parish, Louisiana, the Hoffpauer #1 (formerly, the Baronet #1), on the 620-acre Crowley Prospect, was drilled in September 2004. After reaching a depth of 12,042 feet, the well encountered a stuck drill pipe. The well was plugged back and a side track attempt was made. After encountering a second stuck drill pipe and following negotiations with the operator, the well was taken off of turnkey, intermediate casing was set and a completion rig is being contracted with the objective of completing a well in the Camerina sands that produced gas shows. The well was completed and production began in December 2004. We hold a 3% working interest in the well.

- A test well in Plaquemines Parish, Louisiana, the SL18077 #1, was drilled in December 2004. The well was completed in January 2005. We hold a 1.8% working interest in the well.

We also participated in two dry holes drilled during 2004, the Hutchins Peareson #1 and the Hutchins Peareson #2 drilled in Wharton County, Texas.

Through November 10, 2005, we had drilled two on-shore domestic wells as follows:

- Drilling of a 10,600-foot well, the first well, on the South Sibley Prospect in Webster Parish, Louisiana was completed in May 2005 with multiple pay sands apparently identified. Sales from the well commenced June 28, 2005. We hold a 7.5% working interest at an 8.3% net revenue interest carried to point of sales for the well.

- Drilling of a 12,100-foot well, the Baronet #2 well, on the Crowley Prospect in Acadia Parish, Louisiana was completed in April 2005. The well tested the Hayes Sand and flanks a natural gas well that produced 1.6 BCF of natural gas from the Hayes Sand. After logging 21-feet of apparent net pay, hole conditions deteriorated before logging could be completed. The well was completed and production began in June 2005. We hold a 3% working interest and 2.25% net revenue interest until payout for the well.

Assuming the Baronet #2 performs consistently, we plan to drill a developmental well on the Crowley Prospect during the first quarter of 2006.

During 2004, we drilled seven international wells in South America as follows:

- Drilling of six offset wells on the Cara Cara concession in Colombia was completed with production commencing on the Jaguar #2 in March 2004, the Bengala #2 in April 2004, the Jaguar #6 in July 2004, the Jaguar #12 in September 2004 and the Jaguar #3A in October 2004. The sixth well, the Cara Cara #1 is shut in pending evaluation. We hold a 1.59% working interest in each of the wells.

- An oil well, the Tambaqui #2, was drilled and successfully completed under the Company's Tambaqui Association Contract in Columbia and began production in June 2004. The Company holds a 12.6% working interest and an 11.59% net revenue interest in the well.

Through November 10, 2005, we had drilled nine international wells in Colombia as follows:

- Drilling of 8 offset wells on the Cara Cara concession in Colombia was completed with production commencing on the Bengala #4, #5, #6, #7ST and #8 and the Jaguar #5, #T5 and #6. We hold a 1.59% working interest in each of the wells subject to a 30% reversionary interest to Ecopetrol at payout.

- The Tambaqui #5 well commenced drilling, and production, in March 2005. We hold a 12.6% working interest in the well.

Seismic surveying began on our Cara Cara concession in Colombia as part of our planned delineation of additional drilling prospects on the concession. Seismic surveying was completed on our Dorotea and Cabiona concessions to establish drilling prospect locations.

We, and our partners, plan to drill up to 2 additional wells on the Cara Cara concession through the end of 2005.

We, and our partners, are permitting 30 drilling locations on the Dorotea and Cabiona concessions. We, and our partners, plan to add a second rig to begin drilling as soon as permits are obtained and locations are built.

Leasehold Activities

During 2004, we invested approximately $612,000 for the acquisition of oil and gas properties, consisting of (1) acquisition of a 3% interest in the North Freshwater Bayou Field in Louisiana, (2) acquisition of a 100% interest in the South Sibley Prospect, (3) acquisition of a 50% interest in the Southern Star Wharton Prospect, and (4) acquisition, by Hupecol, of two additional concessions in Colombia covering approximately 180,000 acres.

In September 2004, we sold our 50% interest in a 280 acre leasehold in Wharton County, Texas to an independent exploration and production company. We received funds in excess of our acquisition cost on the Wharton County lease. The excess proceeds from the sale, totaling approximately $21,650, were applied to reduce the cost of oil and gas properties. Pursuant to the terms of the sale, the buyer agreed to drill two wells on the prospect with the Company retaining a carried working interest of 9.5% to the casing point and a net revenue interest of 7.125%. The two wells, the Hutchins Peareson #1 and the Hutchins Peareson #2 were drilled as dry holes.

In December 2004, we sold our interest in a 1,428 acre leasehold in Northern Louisiana and joined the purchaser of that interest in forming a 7,680 acre area of mutual interest. Pursuant to that agreement, we received a 7.5% working interest in the first well drilled on the acreage, a 7.5% working interest back in after payout in the second and third wells and will have an option to participate for its 7.5% working interest in all subsequent wells. We also retained overriding royalty interests ranging from 1.35% to 2.5% on leases covering 3,200 acres.

Through November 10, 2005, we had acquired interests in four additional domestic prospects: (1) a 8.25% working interest with a 6.1875% net revenue interest, subject to a 25% working interest back in at payout, in the 425 acre Sugarland Prospect in Vermillion Parish, Louisiana; (2) a 4.375% working interest, subject to payment of 5.8334% of costs to the casing point in the first well, in the 500 acre Hog Heaven Prospect in Jim Hogg County, Texas; (3) a 15% working interest with an 11.25% net revenue interest in the 1340 acre Obenhaus Prospect in Wilbarger County, Texas; and (4) a 15% working interest with an 11.25% net revenue interest in the 900 acre West Fargo Prospect in Wilbarger County, Texas. Subject to rig availability, we plan to commence drilling on each of these prospects before the end of 2005.

Through November 10, 2005, we, and our partners, had also acquired an additional drilling concession, known as the Surimena concession, in Colombia covering approximately 108 square miles. Our net working interest in the Surimena concession is 12.5%. Based on 2D seismic interpretation, drilling on the Surimena concession is expected to commence in mid-2006.

Other Developments

In August 2004, we joined a Libya Study Group consisting of twelve oil companies for the purpose of developing drilling prospects and applying for concessions to exploit drilling opportunities in Libya. The study group plans to have completed the process of defining prospects followed by a formal request for drilling concessions.

In September 2004, we approved the payment of a salary of $15,000 per month, commencing in October 2004, to John Terwilliger, our President and Chief Executive Officer. Mr. Terwilliger had previously served without compensation.

In August 2005, three new directors were appointed our board approved the adoption of a stock option plan and the payment of fees and grant of options to non-employee directors.

CRITICAL ACCOUNTING POLICIES

The following describes the critical accounting policies used in reporting our financial condition and results of operations. In some cases, accounting standards allow more than one alternative accounting method for reporting, such is the case with accounting for oil and gas activities described below. In those cases, our reported results of operations would be different should we employ an alternative accounting method.

Full Cost Method of Accounting for Oil and Gas Activities. The Securities and Exchange Commission ("SEC") prescribes in Regulation S-X the financial accounting and reporting standards for companies engaged in oil and gas producing activities. Two methods are prescribed: the successful efforts method and the full cost method. We follow the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping successful and unsuccessful oil and gas wells and related internal costs that can be directly identified with acquisition, exploration and development activities, but does not include any cost related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized unless significant amounts of oil and gas reserves are involved. No corporate overhead had been capitalized as of December 31, 2004 or September 30, 2005. The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves are amortized on a units-of-production method over the estimated productive life of the reserves. Unevaluated oil and gas properties are excluded from this calculation. The capitalized oil and gas property costs, less accumulated amortization, are limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) and a discount factor of 10%; (b) the cost of unproved and unevaluated properties excluded from the costs being amortized;
(c) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (d) related income tax effects. Excess costs are charged to proved properties impairment expense.

Unevaluated Oil and Gas Properties. Unevaluated oil and gas properties consist principally of our cost of acquiring and evaluating undeveloped leases, net of an allowance for impairment and transfers to depletable oil and gas properties. When leases are developed, expire or are abandoned, the related costs are transferred from unevaluated oil and gas properties to depletable oil and gas properties. Additionally, we review the carrying costs of unevaluated oil and gas properties for the purpose of determining probable future lease expirations and abandonments, and prospective discounted future economic benefit attributable to the leases. We record an allowance for impairment based on a review of present value of future cash flows. Any resulting charge is made to operations and reflected as a reduction of the carrying value of the recorded asset. Unevaluated oil and gas properties not subject to amortization include the following at December 31, 2004 and September 30, 2005:

                             At December 31, 2004   At September 30, 2005
                             ---------------------  ---------------------
          Acquisition costs  $              48,636  $              86,300
          Evaluation costs                  12,159                627,983
                             ---------------------  ---------------------
              Total          $              60,795  $             714,283
                             =====================  =====================

The carrying value of unevaluated oil and gas prospects include $12,519 and $442,936 expended for properties in South America at December 31, 2004 and September 30, 2005, respectively. We are maintaining our interest in these properties and development has or is anticipated to commence within the next twelve months.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004

Oil and Gas Revenues. Total oil and gas revenues increased 171% to $1,824,582 in the nine months ended September 30, 2005 when compared to the nine months ended September 30, 2004. The increase in revenue is due to (1) increased production resulting from the development of the Columbian fields and the new domestic wells that have come on line during the fourth quarter of 2004 and the first nine months of 2005, and (2) increases in oil prices. The Company had interests in 16 producing wells in Colombia and 8 producing wells in the U.S. during the 2005 period as compared to 7 producing wells in Columbia and 6 producing wells in the U.S. during the 2004 period. Average prices from sales were $47.81 per barrel of oil and $6.32 per mcf of gas during the 2005 period as compared to $32.22 per barrel of oil and $5.35 per mcf of gas during the 2004 period. Following is a summary comparison, by region, of oil and gas sales for the periods.

                              Columbia     U.S.      Total
                             ----------  --------  ----------
          2005 Period
                  Oil sales  $1,360,647  $ 62,978  $1,423,625
                  Gas sales           -   400,957     400,957
          2004 Period
                  Oil sales     423,614    16,489     440,103
                  Gas sales           -   232,719     232,719

Other Revenues. Other revenues consisted of interest income of $21,084 during the 2005 period as compared to $4,995 during the 2004 period and consulting fees of $25,000 during the 2005 period. The increase in interest income was attributable to increased cash on hand following the May 2005 placement of Subordinated Convertible Notes and increasing interest rates. The consulting fee realized during the 2005 period was attributable to the one-time receipt of a third party referral fee.

Lease Operating Expenses. Lease operating and severance tax expenses, excluding joint venture expenses relating to our Columbian operations discussed below, increased 151% to $710,702 in the 2005 period from $283,322 in the 2004 period. The increase in lease operating expenses was attributable to the increase in the number of producing wells during the 2005 period (24 wells as compared to 11 wells). Following is a summary comparison of lease operating expenses for the periods.

                        Columbia      U.S.     Total
                       ----------  --------  ----------
          2005 Period  $  660,446 $  50,256  $  710,702
          2004 Period     255,676    27,646     283,322

Joint Venture Expenses. The Company's allocable share of joint venture expenses attributable to the Colombian Joint Venture totaled $43,105 during the 2005 period and $25,637 during the 2004 period. The increase in joint venture expenses was attributable to an increase in operational activities of the joint venture in acquiring new concessions.

Depreciation and Depletion Expense. Depreciation and depletion expense was $223,392 and $88,918 for the periods ended September 30, 2005 and 2004, respectively. The increase is due to increases in domestic and Colombian production.

Interest Expense. Interest expense was $123,420 in the 2005 period and $54,000 in the 2004 period. The increase in interest expense was attributable to the issuance, in May 2005, of $2,125,000 of Subordinated Convertible Notes.

General and Administrative Expenses. General and administrative expense increased by 179% to $566,320 during the 2005 period from $202,906 in the 2004 period. The increase in general and administrative expense was primarily attributable to the payment of salary (up $142,836 from $0) to the Company's principal officer beginning in the fourth quarter of 2004 and increases in professional fees (up $217,078, or 230%) relating primarily to legal fees associated with the ongoing Moose Oil litigation.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

Oil and Gas Revenues. Total oil and gas revenues increased $961,463, or 435%, to $1,182,063 in fiscal 2004 when compared to fiscal 2003. The increase in revenue is due to (1) increased production resulting from the development of the South American fields and the new domestic wells that have come on line during 2003 and 2004 and (2) increases in oil prices. We had interests in 8 producing wells in South America and 8 producing wells in North America during 2004 as compared to 2 producing wells in South America and 3 producing wells in North America during 2003. Average prices from sales were $33.85 per barrel of oil and $5.43 per mcf of gas during 2004 as compared to $30.17 per barrel of oil and $5.11 per mcf of gas during 2003. Following is a summary comparison, by region, of oil and gas sales for the periods.

                                       South America    North     Total
                                                       America
                                       --------------  --------  --------
          Year ended 2004
              Oil sales                $      808,472  $ 39,376  $847,848
              Gas sales                             0   334,215   334,215
          Year ended 2003
              Oil sales                $      128,520  $ 11,957  $140,477
              Gas sales                             0    80,123    80,123

Lease Operating Expenses. Lease operating expenses, excluding joint venture expenses relating to our South American operations discussed below, increased 182% to $413,723 in 2004 from $146,914 in 2003. The increase in lease operating expenses was attributable to the increase in the number of wells operated during 2004. Following is a summary comparison of lease operating expenses for the years ended December 31, 2004 and 2003.

                                                      North
                                     South America   America    Total
                                     --------------  --------  --------
          Year ended 2004            $      354,448  $ 59,275  $413,723
          Year ended 2003                   109,348    37,566   146,914

Joint Venture Expenses. Joint venture expenses totaled $41,944 in 2004 compared to $36,940 in 2003. The joint venture expenses represent our allocable share of the indirect field operating and region administrative expenses billed by the operator of the South American CaraCara and Tambaqui concessions. The increase in joint venture expenses was attributable to increased exploration and production in South America.

Depreciation and Depletion Expense. Depreciation and depletion expense increased by 275% to $211,759 in 2004 when compared to $56,434 in 2003. The increase in depreciation and depletion expense was primarily attributable to the increased production from new wells coming on line during 2004.

Interest Expense. Interest expense decreased 49% to $72,000 in 2004 compared to $142,349 in 2003. The interest expense decrease was attributable to reduced debt relating to the conversion of certain debt to equity in 2003 and a reduction in the interest rate.

General and Administrative Expenses. General and administrative expense increased by 79% to $327,354 in 2004 from the $182,293 in 2003. The increase in G&A expense was principally attributable to (1) a 137% increase in professional fees arising in connection with the Moose Oil litigation commenced during 2004 and (2) the commencement of salary to our President and CEO during the fourth quarter of 2004, totaling $15,000 per month.

FINANCIAL CONDITION

Liquidity and Capital Resources. At September 30, 2005 we had a cash balance of $1,790,184 and working capital of $1,906,608 compared to a cash balance of $721,613 and working capital of $771,392 at December 31, 2004. The increase in cash and working capital during the period was primarily attributable to the sale, during 2005, of $2,125,000 of Subordinated Convertible Notes partially offset by investing activities relating to oil and gas properties.

Operating cash flows for the 2005 period totaled $296,656 as compared to $133,483 during the 2004 period. The improvement in operating cash flow was primarily attributable to improved profitability and increases in depreciation and depletion, partially offset by changes in operating assets and liabilities.

Investing activities used $1,353,085 during the 2005 period as compared to $567,513 used during the 2004 period. The increase in funds used in investing activities during the current period was primarily attributable to the payment of the Company's portion of seismic survey costs on Colombian prospects totaling $453,198.

Financing activities provided $2,125,000 during the 2005 period attributable to the sale of Subordinated Convertible Notes and $91,193 during the 2004 period attributable to the issue of common stock.

Notes Payable. At September 30, 2005, our long-term debt was $3,169,456 as compared to $1,000,000 at December 31, 2004. The increase in long-term debt was attributable to the issuance during the period of $2,125,000 of Subordinated Convertible Notes and recording a reserve for plugging costs of $44,456.

Notes payable at September 30, 2005 included loans from our principal shareholder, in the amount of $1,000,000, bearing interest at 7.2% and maturing January 1, 2007.

Notes payable also included $2,125,000 in principal amount of Convertible Notes. The Convertible Notes bear interest at 8%, provide for semi-annual interest payments and mature May 1, 2010. The Convertible Notes are convertible, at the option of the holders, into common stock of the Company at a price of $1.00 per share (the "Conversion Price"), subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions, including issuances of common stock at prices below the Conversion Price. The Convertible Notes are subject to automatic conversion in the event the Company conducts an underwritten public offering of its common stock from which the Company receives at least $5 million and the public offering price is at least 150% of the then applicable Conversion Price. The Company has the right to cause the Convertible Notes to be converted into common stock after May 1, 2006 if the price of the Company's common stock exceeds 200% of the then applicable Conversion Price on the date of conversion and for at least 20 trading days over the preceding 30 trading days. The Company has the right to repurchase the Convertible Notes after May 1, 2007 at 103% of the face amount during 2007, 102% of the face amount during 2008, 101% of the face amount during 2009 and 100% of the face amount thereafter. The Convertible Notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the Convertible Notes.

Capital and Exploration Expenditures and Commitments. Our principal capital and exploration expenditures relate to our ongoing efforts to acquire, drill and complete prospects. Historically, we funded our capital and exploration expenditures from funds borrowed from John F. Terwilliger, our principal shareholder and officer. With the receipt of additional equity financing in 2003, 2004 and the May 2005 sale of convertible notes, and the increase in our revenues, profitability and operating cash flows, we expect that future capital and exploration expenditures will be funded principally through funds on hand and funds generated from operations.

During the first nine months of 2005, we invested approximately $1,356,089 for the acquisition and development of oil and gas properties, consisting of (1) seismic surveying in Colombia ($453,198), (2) drilling the well on the Crowley Prospect, and (3) drilling 9 wells in Colombia.

At September 30, 2005, our only material contractual obligations requiring determinable future payments on our part were notes payable to our principal shareholder and holders of subordinated convertible notes and our lease relating to our executive offices.

The following table details our contractual obligations as of September 30, 2005:

                                                     Payments due by period
                             --------------------------------------------------------------------
                                 Total         2005       2006 - 2007   2008 - 2009   Thereafter
                             ------------  ------------  ------------  ------------  ------------
Long-term debt               $  3,125,000  $          0  $  1,000,000  $          0  $  2,125,000

Operating lease commitments        42,934         9,908        33,026             0             0
                             ------------  ------------  ------------  ------------  ------------
      Total                  $  3,167,934  $      9,908  $  1,033,026  $          0  $  2,125,000
                             ============  ============  ============  ============  ============

In addition to the contractual obligations requiring that we make fixed payments, in conjunction with our efforts to secure oil and gas prospects, financing and services, we have, from time to time, granted overriding royalty interests (ORRI) in various properties, and may grant ORRIs in the future, pursuant to which we will be obligated to pay a portion of our interest in revenues from various prospects to third parties.

At September 30, 2005, our acquisition and drilling budget for the balance of 2005 totaled approximately $392,000, consisting of (1) $50,000 for drilling of 2 wells in South America on the Cara Cara concession, and (2) $342,000 to drill 4 domestic wells on the Sugarland Prospect, the Hog Heaven Prospect, the Obenhaus Prospect and the West Fargo Prospect. Our acquisition and drilling budget has historically been subject to substantial fluctuation over the course of a year based upon successes and failures in drilling and completion of prospects and the identification of additional prospects during the course of a year.

Management anticipates that our current financial resources combined with our increases in revenues over the past year will meet our anticipated objectives and business operations, including our planned property acquisitions and drilling activities, for at least the next 12 months without the need for additional capital. Management continues to evaluate producing property acquisitions as well as a number of drilling prospects. It is possible, although not anticipated, that the Company may require and seek additional financing if additional drilling prospects are pursued beyond those presently under consideration.

OFF-BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements or guarantees of third party obligations at September 30, 2005.

INFLATION

We believe that inflation has not had a significant impact on our operations since inception.

                                    BUSINESS

GENERAL

Houston American Energy Corp. is an oil and gas exploration and production company. Our oil and gas exploration and production activities are focused on properties in the U.S. onshore Gulf Coast Region, principally Texas, and development of four concessions in the South American country of Colombia. We seek to utilize the contacts and experience of our sole executive officer, John
F. Terwilliger, to identify favorable drilling opportunities, to use advanced seismic techniques to define prospects and to form partnerships and joint ventures to spread the cost and risks to us of drilling.

EXPLORATION PROJECTS

Our exploration projects are focused on existing property interests, and future acquisition of additional property interests, in the onshore Texas Gulf Coast region, Colombia and Louisiana.

Each of our exploration projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, partnership or limited liability company interests or other mineral rights. Our percentage interest in each exploration project ("Project Interest") represents the portion of the interest in the exploration project we share with other project partners. Because each exploration project consists of a bundle of assets that may or may not include a working interest in the project, our Project Interest simply represents our proportional ownership in the bundle of assets that constitute the exploration project. Therefore, our Project Interest in an exploration project should not be confused with the working interest that we will own when a given well is drilled. Each exploration project represents a negotiated transaction between the project partners. Our working interest may be higher or lower than our Project Interest.

Our principal exploration projects as of December 31, 2004 consisted on the following:

LAVACA COUNTY, TEXAS. In Lavaca County, Texas, we hold two separate interests consisting of a 5% non-participating royalty interest in a 150 acre tract known as the Mavis Wharton Lease and a 38% working interest in a 65.645 acre tract known as the West Hardys Creek Prospect.

The Mavis Wharton #3 well was drilled on the Mavis Wharton Lease and, following completion, experienced production problems. The well was reworked and determined to be non-commercial and abandoned. Our royalty interest in the Mavis Wharton Lease does not bear any costs of well operations.

The Goyen #1 well was drilled on the West Hardys Creek Prospect in the third quarter of 2003. The Goyen #1 well tested the Frio and Miocene Sands to a depth of 3,000 feet. The Goyen #1 well was successfully completed in September 2003 and commenced production as a gas well with an initial production rate of 350MCF per day. We presently have no plans with respect to drilling additional wells on the West Hardys Creek Prospect.

MATAGORDA COUNTY, TEXAS. In Matagorda County, Texas, we hold two separate interests consisting of a 3.5% working interest with a 2.415% net revenue interest in a 779 acre tract known as the S.W. Pheasant Prospect and an option to participate, based on a 3.5% working interest with a 2.415% net revenue interest, in a 672 acre tract known as the Turtle Creek Prospect.

A well was successfully completed on the S.W. Pheasant Prospect in July 2003 with initial production rates from the Frio K Sand of 1400 MCF and 35 barrels of oil per day. We presently have no plans with respect to drilling additional wells in Matagorda County.

SAN PATRICIO COUNTY, TEXAS. In San Patricio County, Texas, we hold a 5% working interest in a 380 acre leasehold known as the St. Paul Prospect. The Garza #1 well was drilled in the first quarter of 2004 and successfully completed as a gas well. We presently have no plans with respect to drilling additional wells on the St. Paul Prospect.

ST. JOHN THE BAPTIST PARISH, LOUISIANA. In St. John the Baptist Parish, Louisiana, we hold a 2% working interest with a 1.44% net revenue interest in a 726 acre leasehold known as the Bougere Estate and the Bougere Estate #1 well. The Bougere Estate #1 well was completed in June 2003 with initial production of 200 barrels of oil and 170 MCF of gas per day. Commercial production of the well commenced in December 2003 following installation of a gas sales pipeline. We presently have no additional plans with respect to drilling additional wells on the Bougere Estate.

VERMILLION PARISH, LOUISIANA. In Vermillion Parish, Louisiana, we hold a 3% working interest in the LaFurs F-16 well. The LaFurs F-16 well was drilled in the second quarter of 2004 and was completed as a gas well with commercial sales of gas beginning in the third quarter of 2004. We have no additional drilling rights or plans with respect to the Vermillion Parish prospect.

ACADIA PARISH, LOUISIANA. In Acadia Parish, Louisiana, we hold a 3% working interest and a 2.25% net revenue interest until payout in a 620 acre leasehold known as the Crowley Prospect. The Hoffpauer #1 (formerly the Baronet #1) was drilled in the third quarter of 2004. Commercial production of the well commenced in December 2004 with initial production rates of 1,525 MCF of gas and
15.5 barrels of condensate per day. The Baronet #2 well was drilled in the first quarter of 2005 and began production in June 2005.

TERREBONNE PARISH, LOUISIANA. In Terrebonne Parish, Louisiana, we hold a 1.25% carried working interest to the casing point in a 194 acre leasehold known as the Donner Field.

PLAQUEMINES PARISH, LOUISIANA. In Plaquemines Parish, Louisiana, we hold a 1.8% working interest after casing point, and a 1.35% net revenue interest in a 300 acre leasehold known as the Bakers Bay Prospect. The SL18077 #1 well was drilled in the fourth quarter of 2004. The well was completed as a gas and oil well in December 2005 and was awaiting a pipeline hookup at December 31, 2004 with sales commencing in July 2005. We presently have no plans with respect to drilling additional wells on the Bakers Bay Prospect.

NORTH LOUISIANA. In December 2004, we sold our interest in a 1,428 acre leasehold in Northern Louisiana and joined the purchaser of that interest in forming a 7,680 acre area of mutual interest. Pursuant to that agreement, we received a 7.5% working interest in the first well drilled on the acreage, a 7.5% working interest back in after payout in the second and third wells and will have an option to participate for its 7.5% working interest in all subsequent wells. We also retained overriding royalty interests ranging from 1.35% to 2.5% on leases covering 3,200 acres.

LLANOS BASIN, COLOMBIA. In the Llanos Basin, Colombia, we hold interests in (1) a 232,050 acre tract known as the Cara Cara concession, (2) the Tambaqui Association Contract covering 88,000 acres in the State of Casanare, Colombia, and (3) two concessions, the Dorotea Contract and the Cabiona Contract, totaling over 185,000 acres.

Our interest in the Cara Cara concession and the two additional concessions is held through an interest in Hupecol, LLC. The additional concessions were acquired by Hupecol in the fourth quarter of 2004. We hold a 12.5% working interest in each of the prospects of Hupecol. In conjunction with our interest in Hupecol, we also acquired, and hold, a 12.6% working interest, with an 11.31% net revenue interest, in the Tambaqui Association Contract.

The first well drilled in the Cara Cara concession, the Jaguar #1 well, was completed in April 2003 with initial production of 892 barrels of oil per day. In conjunction with the efforts to develop the Cara Cara concession, Hupecol acquired 50 square miles of 3D seismic grid surrounding the Jaguar #1 well and two other prospect areas. That data is being utilized to identify additional drill site opportunities to develop a field around the Jaguar #1 well and in other prospect areas within the grid.

Our working interest in the Cara Cara concession and the Tambaqui Association Contract are subject to an escalating royalty of 8% on the first 5,000 barrels of oil per day to 20% at 125,000 barrels of oil per day. Our interest in the Tambaqui Association Contract is subject to reversionary interests of Ecopetrol, the state owned Colombian oil company, that could cause 50% of the working interest to revert to Ecopetrol after we have recouped four times our initial investment. Our working interest in the additional concessions is subject to an escalating royalty ranging from 5% to 20% depending upon production volumes and pricing and an additional 6% to 10% per concession when 5,000,000 barrels of oil have been produced on that concession.

In December 2003, we exercised our right to participate in the acquisition, through Hupecol, of over 3,000 kilometers of seismic data in Colombia covering in excess of 20 million acres. The seismic data is being utilized to map prospects in key areas with a view to delineating multiple drilling opportunities. We will hold a 12.5% interest in all prospects developed by Hupecol arising from the acquired seismic data, including the two concessions acquired in the fourth quarter of 2004. Hupecol acquired, during the first half of 2005, approximately 75 square miles of 3D seismic data covering the two additional concessions and 46 square miles of new 3D seismic on the Cara Cara concession.

During 2004, Hupecol drilled nine wells on the Cara Cara concession in Colombia to offset, and delineate, the Jaguar #1 well, with production commencing on the Jaguar #2 in March 2004, the Bengala #2 in April 2004, the Jaguar #6 in July 2004, the Jaguar #12 in September 2004, the Jaguar #3A in October 2004, and the Jaguar #15 in December 2004. The Cara Cara #1, the Cara Cara #7 and the Cara Cara #7 Side Track were dry holes. Through August 10, 2005, Hupecol drilled five additional wells on the Cara Cara concession, the Bengala #4, #5, #6 and #7 and the Jaguar #5. We hold a 1.59% working interest in each of the wells. Through Hupecol, we presently plan to drill an additional five wells on the Cara Cara concession through the end of 2005.

Included in our interest in the Tambaqui Association Contract was an interest in a producing well, the Tambaqui #1, and in two exploration wells. The Tambaqui #1 is no longer producing due to uneconomic production rates. The first exploration well drilled as an offset to the Tambaqui #1, the Tambaqui #1Am, was dry. The Tambaqui #2 well was successfully drilled and began production in June 2004. The Tambaqui was successfully drilled and began production in March 2005.

Through Hupecol, seismic surveying has been completed and permitting of 30 drilling locations is ongoing on the Dorotea Contract and Cabiona Contract. We plan to commence drilling on the Dorotea Contract and the Cabiona Contract upon completion of permitting and securing a rig.

The following table sets forth certain information about each of our exploration projects:

                                 Acres Leased or Under Option at
                                       December 31, 2004 (1)
                                ---------------------------------
                                 Project     Project     Company    Project
         Project Area             Gross        Net         Net     Interest
------------------------------  ----------  ----------  ---------  ---------
TEXAS:
Lavaca County, Texas
  Mavis Wharton. . . . . . . .      300.00      150.00       7.50      5.00%
  West Hardys Creek. . . . . .       65.65       65.65      24.95     38.00%
San Patricio County, Texas
  St. Paul Prospect. . . . . .      380.00      380.00      19.00      5.00%
Matagorda County, Texas
  S.W. Pheasant Prospect . . .      779.00      779.00      27.27      3.50%
  Turtle Creek Prospect. . . .      672.00      672.00      23.52      3.50%
                                ----------  ----------  ---------
Texas Sub-Total. . . . . . . .    2,196.65    2,046.65     102.24

LOUISIANA:
Vermillion Parish, Louisiana .      830.00      830.00      24.90      3.00%
Acadia Parish, Louisiana . . .      620.00      620.00      18.60      3.00%
Terrebonne Parish, Louisiana .      194.00      194.00       2.42      1.25%
Plaquemines Parish, Louisiana.      300.00      300.00       5.40      1.80%
Northern Louisiana . . . . . .    1,668.71    1,668.71     125.15      7.50%
St. John the Baptist Parish,
  Louisiana. . . . . . . . . .      726.00      726.00      14.52      2.00%
                                ----------  ----------  ---------
Louisiana Sub-Total. . . . . .    4,338.71    4,338.71     190.99

OKLAHOMA
Jenny #1-14. . . . . . . . . .      160.00      160.00       3.78      2.36%
                                ----------  ----------  ---------
Oklahoma Sub-Total . . . . . .      160.00      160.00       3.78

COLOMBIA
  Cara Cara Concession . . . .  232,050.00  232,500.00   3,689.00      1.59%
  Tambaqui Assoc. Contract (2)   88,000.00   88,000.00  11,088.00      12.6%
  Dorotea Contract . . . . . .   82,065.00   82,065.00  10,258.00      12.5%
  Cabiona Contract . . . . . .  103,740.00  103,740.00  12,967.00      12.5%
                                ----------  ----------  ---------
Colombia Sub-Total . . . . . .  505,855.00  505,855.00  38,002.00
                                ----------  ----------  ---------
Total. . . . . . . . . . . . .  512,550.36  512,400.36  38,299.01
                                ==========  ==========  =========

(1) Project Gross Acres refers to the number of acres within a project. Project Net Acres refers to leaseable acreage by tract. Company Net Acres are either leased or under option in which we own an undivided interest. Company Net Acres were determined by multiplying the Project Net Acres leased or under option times our working interest therein.
(2) The project interest is the working interest in the concession and not necessarily the working interest in the well.

DRILLING ACTIVITIES

From April 2001 (inception of the Company) through December 31, 2004, we drilled 18 exploratory and 7 developmental wells, of which 18 were completed and 7 were dry holes. In 2003, 3 exploratory and 1 developmental wells were drilled of which 3 were completed and 1 was a dry hole. In 2004, 9 exploratory and 7 developmental wells were drilled of which 11 were completed and 5 were dry holes.

The following table sets forth certain information regarding the actual drilling results for each of the years 2003 and 2004 as to wells drilled in each such individual year:

                     Exploratory Wells (1)     Developmental Wells (1)
                   ------------------------  ----------------------------
                      Gross         Net          Gross           Net
                   -----------  -----------  -------------  -------------
2003
----
  Productive . .             3        0.435              0              0
  Dry. . . . . .             0        0.000              1          0.125

2004
----
  Productive . .             4        0.128              7          0.220
  Dry. . . . . .             5        0.238              0              0

(1) Gross wells represent the total number of wells in which we owned an interest; net wells represent the total of our net working interests owned in the wells.

One well was in progress at December 31, 2004, on the Cara Cara prospect.

PRODUCTIVE WELL SUMMARY

The following table sets forth certain information regarding our ownership as of December 31, 2004 of productive gas and oil wells in the areas indicated:

                            Gas                         Oil
                  ------------------------  ----------------------------
                     Gross         Net          Gross           Net
                  -----------  -----------  -------------  -------------
Texas . . . . .             3        0.465              0              0
Louisiana . . .             4        0.078              0              0
Oklahoma. . . .             1        0.024              0              0
Colombia. . . .             0            0              8          0.236
                  -----------  -----------  -------------  -------------
  Total . . . .             8        0.567              8          0.236
                  ===========  ===========  =============  =============

VOLUME, PRICES AND PRODUCTION COSTS

The following table sets forth certain information regarding the production volumes, average prices received (net of transportation costs) and average production costs associated with our sales of gas and oil for the periods indicated:

                                     Year Ended December 31,
                                 ------------------------------
                                      2003            2004
                                 --------------  --------------
Net Production:

        Gas (Mcf):
            North America . . .          15,993          61,519
            South America . . .               0               0

        Oil (Bbls):
            North America . . .             246             886
            South America . . .           5,880          24,040

Average sales price:
        Gas ($per Mcf). . . . .            5.11            5.43
        Oil (Bbls). . . . . . .           30.17           33.85

Average production expense and
  Taxes ($per Bble):
            North America . . .            2.35            5.32
            South America . . .           24.88           14.74

NATURAL GAS AND OIL RESERVES

The following table summarizes the estimates of our historical net proved reserves as of December 31, 2003 and 2004, and the present value attributable to these reserves at these dates. The reserve data and present values were prepared by Pressler Petroleum Consultants, Inc., independent petroleum engineering consultants:

                                                    At December 31,
                                                ----------------------
                                                   2003        2004
                                                ----------  ----------
Net proved reserves (1):
        Natural gas (Mcf). . . . . . . . . . .     176,600     202,420
        Oil (Bbls) . . . . . . . . . . . . . .     274,107     307,290

Standardized measure of discounted future net
  cash flows (2) . . . . . . . . . . . . . . .  $3,172,639  $4,005,624

(1) At December 31, 2004, net proved reserves, by region, consisted of 295,700 barrels of oil in South America and 11,590 barrels of oil in North America; all natural gas reserves were in North America.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities" (see Note 7 - Supplemental Information on Oil and Gas Exploration, Development and Production Activities (Unaudited)) and, in accordance with current SEC guidelines, and does not include estimated future cash inflows from hedging. The standardized measure of discounted future net cash flows attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis.

In accordance with applicable requirements of the Securities and Exchange Commission, we estimate our proved reserves and future net cash flows using sales prices and costs estimated to be in effect as of the date we make the reserve estimates. We hold the estimates constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Gas prices, which have fluctuated widely in recent years, affect estimated quantities of proved reserves and future net cash flows. Any estimates of natural gas and oil reserves and their values are inherently uncertain, including many factors beyond our control. The reserve data contained in this prospectus represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those we use, may vary. In addition, estimates of reserves may be revised based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revision may be material. Accordingly, reserve estimates may be different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions. Our estimated proved reserves have not been filed with or included in reports to any federal agency.

LEASEHOLD ACREAGE

The following table sets forth as of December 31, 2004, the gross and net acres of proved developed and proved undeveloped and unproven gas and oil leases which we hold or have the right to acquire:

                  Proved Developed       Proved Undeveloped            Unproven
                  ------------------  ------------------------  ---------------------
                   Gross      Net        Gross         Net        Gross        Net
                  --------  --------  -----------  -----------  ----------  ---------
Texas . . . . .   1,524.65     78.72            0            0      672.00      23.52
Louisiana . . .   2,244.00     57.32            0            0    2,094.71     133.67
Oklahoma. . . .     160.00      3.78            0            0           0          0
Colombia. . . .   2,560.00     75.61     6,720.00       141.76  496,575.00  37,784.63
                  --------  --------  -----------  -----------  ----------  ---------
  Total . . . .   6,488.65    215.43     6,720.00       141.76  499,341.71  37,941.82
                  ========  ========  ===========  ===========  ==========  =========

During 2004, (1) we released 35% of the acreage in the Cara Cara concession, (2) our Jackson County, Texas lease of the W. Harmon Prospect expired, and (3) we leased 290 acres in Wharton County, Texas and subsequently sold our 50% interest in the lease retaining a 9.5% carried interest in two wells that were drilled as dry holes.

TITLE TO PROPERTIES

Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the gas and oil industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than preliminary review of local records).

Investigation, including a title opinion of local counsel, generally are made before commencement of drilling operations.

MARKETING

At August 29, 2005, we had no contractual agreements to sell our gas and oil production and all production was sold on spot markets.

RISKS RELATED TO OUR OIL AND GAS OPERATIONS

Operational Hazards and Insurance. Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market related can cause a well to become uneconomical or only marginally profitable. Our business involves a variety of operating risks which may adversely affect our profitability, including:

     - fires;

     - explosions;

     - blow-outs and surface cratering;

     - uncontrollable flows of oil, natural gas, and formation water;

     - natural disasters, such as hurricanes and other adverse weather conditions;

     - pipe, cement, or pipeline failures;

     - casing collapses;

     - embedded oil field drilling and service tools;

     - abnormally pressured formations; and

     - environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

In accordance with industry practice, our insurance protects us against some, but not all, operational risks. Further, we do not carry business interruption insurance at levels that would provide enough cash for us to continue operating without access to additional funds. As pollution and environmental risks generally are not fully insurable, our insurance may be inadequate to cover any losses or exposure for such liability.

Volatility of Oil and Gas Prices. As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas, oil, and condensate. Our realized profits affect the amount of cash flow available for capital expenditures. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that can cause the volatility of oil and gas prices are:

     - worldwide or regional demand for energy, which is affected by economic conditions;

     - the domestic and foreign supply of natural gas and oil;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - political conditions in natural gas and oil producing regions;

     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and

     - the price and availability of other fuels.

OPERATIONS IN SOUTH AMERICA

As described above, we currently have interests in four concessions in the South American country of Colombia and expect to be active in Colombia for the foreseeable future. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in political and economic stability in the vicinity of our Colombian operations, we may be forced to abandon or suspend our efforts. Either of such events could be harmful to our expected business prospects.

COMPETITION

Competition in the oil and gas industry is intense and we compete with major and other independent oil and gas companies with respect to the acquisition of producing properties and proved undeveloped acreage. Our competitors actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop the properties. Many of those competitors, however, have financial resources and exploration and development budgets that are substantially greater than ours and may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can do so, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our capability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

GOVERNMENTAL REGULATION

Our business and the oil and gas industry in general are subject to extensive laws and regulations, including environmental laws and regulations. As such, we may be required to make large expenditures to comply with environmental and other governmental regulations. State and federal regulations, including those enforced by the Texas Railroad Commission as the primary regulator of the oil and gas industry in the State of Texas, are generally intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir and control contamination of the environment. Matters subject to regulation in the State of Texas include:

     - location and density of wells;

     - the handling of drilling fluids and obtaining discharge permits for drilling operations;

     - accounting for and payment of royalties on production from state, federal and Indian lands;

     - bonds for ownership, development and production of natural gas and oil properties;

     - transportation of natural gas and oil by pipelines;

     - operation of wells and reports concerning operations; and

     - taxation.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our operating costs.

Natural gas operations are subject to various types of regulation at the federal, state and local levels. Prior to commencing drilling activities for a well, we are required to procure permits and/or approvals for the various stages of the drilling process from the applicable state and local agencies. Permits and approvals include those for the drilling of wells, and regulations including maintaining bonding requirements in order to drill or operate wells and the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells, and the disposal of fluids used in connection with operations.

Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units and the density of wells, which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100 percent of the leasehold.

Regulation of Sales and Transportation of Natural Gas. Historically, the transportation and resale of natural gas in interstate commerce have been regulated by the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the regulations promulgated by the Federal Energy Regulatory Commission. Maximum selling prices of some categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated under the NGPA. The Natural Gas Well Head Decontrol Act removed, as of January 1, 1993, all remaining federal price controls from natural gas sold in "first sales" on or after that date. FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at market prices, Congress could reenact price controls in the future.

Sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. In recent years, FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide transportation separate or "unbundled" from their sales service, and require that pipelines make available firm and interruptible transportation service on an open access basis that is equal for all natural gas suppliers.

In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. Another effect of regulatory restructuring is the greater transportation access available on interstate pipelines. In some cases, producers and marketers have benefited from this availability. However, competition among suppliers has greatly increased and traditional long-term producer pipeline contracts are rare. Furthermore, gathering facilities of interstate pipelines are no longer regulated by FERC, thus allowing gatherers to charge higher gathering rates.

Environmental Regulations. Our operations are subject to additional laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. It appears that the trend of more expansive and stricter environmental legislation and regulations will continue.

We generate wastes that may be subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes, which have limited the approved methods of disposal for some hazardous wastes. Additional wastes may be designated as "hazardous wastes" in the future, and therefore become subject to more rigorous and costly operating and disposal requirements. Although management believes that we utilize good operating and waste disposal practices, prior owners and operators of our properties may not have done so, and hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under locations where wastes have been taken for disposal. These properties and the wastes disposed on the properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), RCRA and analogous state laws, which require the removal and remediation of previously disposed wastes, including waste disposed of or released by prior owners or operators.

CERCLA and similar state laws impose liability, without regard to fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for release of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

EMPLOYEES

As of August 29, 2005, we had one full-time employee and no part time employees. The employee is not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by such agreement. If our operations continue to grow as expected, we anticipate hiring as many as three additional employees by the end of 2005.

PROPERTIES

We currently lease approximately 2,000 square feet of office space in Houston, Texas as our executive offices. Management anticipates that our space will be sufficient for the foreseeable future. The monthly rental under the lease, which expires on November 30, 2006, is $3,302.59.

A description of our interests in oil and gas properties is included above.

LEGAL PROCEEDINGS

During the quarter ended March 31, 2004, we were named as defendant in a suit styled Alan Gerger, Trustee for the Substantially Consolidated Bankruptcy Estate
       -------------------------------------------------------------------------
of Moose Oil and Gas Company and Moose Operating Company v. John Terwilliger,
-----------------------------------------------------------------------------
Marlin Data Research, Inc. and Houston American Energy Corp., filed in the
------------------------------------------------------------
United States Bankruptcy Court for the Southern District of Texas. The plaintiff alleges that expenses relating to the formation and operation of Houston American were paid by Moose Oil and Gas or Moose Operating Company, that interests in certain oil and gas properties were transferred to Houston American from Moose Oil and Gas or Moose Operating Company and that the alleged payments and transfers constituted fraudulent transfers and voidable preferences. The plaintiff seeks to recover all properties alleged to have been wrongfully transferred as well as costs of suit and other relief. We believe that the action is without merit and intend to vigorously contest the same.

                                   MANAGEMENT

The following table sets forth the names, ages and offices of the present executive officers and directors of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

                 Name         Age              Position
                 ----         ---              --------
          John Terwilliger     57  President, Treasurer and Director
          O. Lee Tawes III     57  Director
          Edwin C. Broun III   53  Director
          Stephen Hartzell     51  Director

The following is a biographical summary of the business experience of the present directors and executive officers of the Company:

     John F. Terwilliger has served as our president, secretary and treasurer and a director since our inception in April 2001. From 1988 to April 2002, Mr. Terwilliger served as the chairman of the board and president of Moose Oil & Gas Company, and its wholly-owned subsidiary, Moose Operating Co., Inc., both Houston, Texas based companies. Prior to 1988, Mr. Terwilliger was the chairman of the board and president of Cambridge Oil Company, a Houston, Texas based oil exploration and production company. Mr. Terwilliger served in the United States Army, receiving his honorable discharge in 1969. On April 9, 2002, Moose Oil & Gas Company and its wholly-owned subsidiary, Moose Operating Co., Inc., filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in Cause No. 02-33891-H507: 02-22892, in the United States District Court for the Southern District of Texas, Houston Division. At the time of the filing of the bankruptcy petition, Mr. Terwilliger was the chairman of the board and president of both Moose Oil & Gas Company and Moose Operating Co., Inc. Mr. Terwilliger resigned those positions on April 9, 2002.

     O. Lee Tawes III has served as a Director since August 2005. Mr. Tawes is Executive Vice President and Head of Investment Banking, and a Director at Northeast Securities Inc. From 2000-2001 he was Managing Director of Research for C.E. Unterberg, Towbin, an investment and merchant banking firm specializing in high growth technology companies. Mr. Tawes spent 20 years at Oppenheimer & Co. Inc. and CIBC World Markets, where he was Director of Equity Research from 1991 to 1999. He was also Chairman of the Stock Selection Committee at CIBC, a member of the firm's Executive Committee, and Commitment Committee. From 1972 to 1990, Mr. Tawes was an analyst covering the food and diversified industries at Goldman Sachs & Co. from 1972 to 1979, and Oppenheimer from 1979 to 1990. As food analyst, he was named to the Institutional Investor All America Research Team five times from 1979 through 1989. Mr. Tawes has served as a Director of Baywood International, Inc. since 2001. Mr. Tawes is a graduate of Princeton University and received his MBA from Darden School at the University of Virginia.

     Stephen Hartzell has served as a Director since August 2005. Mr. Hartzell has over 27 years of experience as a petroleum geologist. Since 2003, Mr. Hartzell has been an owner operator of Southern Star Exploration, LLC, an independent oil and gas company. From 1986 to 2003, Mr. Hartzell served as an independent consulting geologist. From 1978 to 1986, Mr. Hartzell served as a petroleum geologist, division geologist and senior geologist with Amoco Production Company, Tesoro Petroleum Corporation, Moore McCormack Energy and American Hunter Exploration. Mr. Hartzell received his B.S. in Geology from Western Illinois University and an M.S. in Geology from Northern Illinois University.

     Edwin C. Broun III has served as a Director since August 2005. Mr. Broun is the owner/operator of Broun Energy, LLC, an oil and gas exploration and production company. He co-founded, and from 1994 to 2003 was Vice President and Managing Partner of, Sierra Mineral Development, L.C., an oil and gas exploration and production company where he was responsible for reserve and economic evaluation of acquisitions, drill site selection and workover design. From 1992 to 1994 he was a partner and consultant in Tierra Mineral Develoment, L.C., where he evaluated, negotiated and structured acquisitions, workovers and divestitures of oil and gas holdings. From 1975 to 1992, Mr. Broun served in various petroleum engineering capacities, beginning as a petroleum engineer with Atlantic Richfield Company from 1975 to 1979 and Tenneco Oil Company from 1979 to 1982 and rising to serving in various management capacities as Acquisitions Manager from 1982 to 1986 and Vice President, Engineering from 1986 to 1987 at ITR Petroleum, Inc.; Vice President, Acquisitions from 1987 to 1988 and Vice President, Houston District from 1988 to 1990 at General Atlantic Resources, Inc.; and Vice President, Engineering and Acquisitions from 1990 to 1992 at West Hall Associates, Inc. Mr. Broun received his B.S. in Petroleum Engineering from the University of Texas and an M.S. in Engineering Management from the University of Alaska.

Our board of directors is divided into three classes, each elected for staggered three-year terms. Messrs. Tawes, Broun and Hartzell are Class A directors with terms expiring on the first annual meeting following their appointment. Mr. Terwilliger is a Class C director. His term is scheduled to expire at the third annual meeting following his appointment. Our executive officers are elected by our board of directors and serve terms of one year or until their death, resignation or removal by the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company during the year ended December 31, 2004 of each person who served as the Company's Chief Executive Officer during fiscal 2004 and the next four most highly paid executive officers (the "Named Officers").

                                        Annual Compensation
Name and                                ------ ------------
Principal Position           Year    Salary($)  Bonus($)   Other ($)
------------------         --------  ---------  ---------  ---------
John Terwilliger             2004       45,000        -0-     -0- (1)(2)
  President and              2003          -0-        -0-     -0- (1)(2)
  Chief Executive Officer    2002          -0-        -0-     -0- (1)(2)

________________
(1) Mr. Terwilliger receives receives no other compensation or benefits other than vacation benefits, expense reimbursements and participation in medical, retirement and other benefit plans which are generally available to the Company's executives.

(2) Mr. Terwilliger received overriding royalty interests in three properties identified by Mr. Terwilliger. No value was assigned to those overriding royalty interests for purposes of this table. Payments received by Mr. Terwilliger pursuant to those overriding royalty interests totaled $21,170, $3,600 and $0 in 2004, 2003 and 2002, respectively.

We have no employment agreements with any of our officers or employees.

DIRECTOR COMPENSATION

Upon appointment and annually thereafter, non-employee directors are granted 20,000 10-year stock options exercisable at fair market value on the date of grant. Non-employee directors are also paid a per-meeting fee of $1,000, or $500 in the case of telephonic meetings, and are reimbursed expenses.

BOARD COMMITTEES

We do not presently maintain an audit committee or any other committee of our board of directors. We are presently evaluating the appointment of additional independent directors and the establishment of committees. Because we do not presently maintain an audit committee, we have no audit committee financial expert.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2001, we borrowed approximately $664,000 from John F. Terwilliger, our sole executive officer. We utilized a portion of the funds borrowed from Mr. Terwilliger to pay the principal and accrued interest on the $216,981 promissory note that was payable to Moose Oil & Gas Company upon the purchase of our oil and gas properties, and to repay Moose Operating for the operating expenses and drilling and completing costs it had advanced on our behalf pursuant to the Operating Agreement.

In December 2003, Mr. Terwilliger converted $441,516.29 of loans into 1,103,791 shares of common stock of Houston American and modified the repayment terms with respect to the balance of the loans to Houston American, totaling $1 million, to reduce the interest rate on the loans to 7.2% and provide for a fixed maturity date of January 1, 2007. Also, in December 2003, Orrie L. Tawes, a principal shareholder of the Company, converted the entire principal and accrued interest on his loans to Houston American, in the amount of $186,016.83, into 465,042 shares of common stock. As of December 31, 2004, we owed $1,004,400 to Mr. Terwilliger, including accrued interest.

In conjunction with the Company's efforts to secure oil and gas prospects, financing and services, it has, from time to time, granted overriding royalty interests in the Company's various mineral properties to Orrie L. Tawes, a significant shareholder. During 2004, approximately $14,500 was paid to Mr. Tawes from these royalty interests.

In May 2005, Northeast Securities, Inc. acted as placement agent in connection with Houston American Energy's offer and sale of $2,125,000 of Subordinated Convertible Notes for which Northeast Securities received commissions totaling $127,500 and a warrant to purchase 191,250 shares of common stock at $1.00 per share. Mr. Tawes is Executive Vice President, head of Investment Banking and a Director of Northeast Securities.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of November 28, 2005, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the Company's Common Stock held by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group:

Name and Address                  Number of Shares   Percentage
of Beneficial Owner(1)           Beneficially Owned  of Class(2)
----------------------           ------------------  -----------
John F. Terwilliger                   8,574,486            42.9%
801 Travis, Suite 2020
Houston, Texas 77002

Orrie Lee Tawes III (3)(4)            3,287,044            16.5%
c/o Northeast Securities, Inc.
100 Wall Street
New York, New York 10005

Edwin C. Broun III (5)                1,005,000             5.0%

Stephen Hartzell                         56,000               *

All directors and officers
as a group (four persons)            12,922,530            64.1%

__________
*    Less than 1%.

(1) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person, entity or group that are exercisable or convertible within 60 days of November 28, 2005.

(2) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

(3) Shares shown as beneficially owned by Orrie Lee Tawes include 119,034 held by his wife, Marsha Russell.

(4) Excludes shares underlying warrants held by Northeast Securities, Inc. as to which shares Mr. Tawes disclaims beneficial ownership.

(5) Includes 200,000 issuable upon conversion of Notes held by Mr. Broun and 5,000 shares held by his wife.

                              SELLING SHAREHOLDERS

The selling securityholders are holders of $2,125,000 in principal amount of Notes and the holders of warrants to purchase common stock. The Notes were issued in May 2005 pursuant to a private placement to accredited investors. The warrants were issued to the placement agent in the May 2005 private placement. Pursuant to the terms of the sale of the Notes, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the Notes and the shares of common stock issuable upon conversion of the Notes and exercise of the warrants.

The following table sets forth information with respect to the selling securityholders and the respective principal amounts of the Notes and common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the Notes or the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrants or other rights.

                                       Principal Amount of Notes                  Number of Shares Common Stock
                                     -----------------------------  -----------------------------------------------------------
                                      Beneficially
                                     Owned Prior to                   Beneficially      Percentage of              Beneficially
                                      the Offering     Percent of         Owned            Common                  Owned After
                                       and Offered       Notes          Prior to           Shares        Offered    Completion
Selling Securityholders                  Hereby       Outstanding      Offering(1)     Outstanding(10)  Hereby(1)  of Offering
-----------------------------------  ---------------  ------------  -----------------  ---------------  ---------  ------------
E.C. Broun III                       $       200,000          9.4%      1,005,000                 5.1%    200,000       805,000
Lorraine DiPaolo (12)                        200,000          9.4%        261,625 (9)             1.3%    230,625        31,000
Camilla Bellick                              125,000          5.9%        150,000                   *     125,000        25,000
Jacob Harris (12)                            125,000          5.9%        125,000                   *     125,000             0
Alan M. Berman                               100,000          4.7%        100,000                   *     100,000             0
Peter S. Rawlings (12)                       100,000          4.7%        100,000                   *     100,000             0
Barry Garfinkel                              100,000          4.7%        100,000                   *     100,000             0
William Lippe                                100,000          4.7%        100,000                   *     100,000             0
David Schwartz & Florence
  Schwartz JTROW                             100,000          4.7%        100,000                   *     100,000             0
Richard Zorn (12)                            100,000          4.7%        180,625 (2)               *     130,625        50,000
Ronald Sunderland                             50,000          2.4%         64,500 (3)               *      50,000        14,500
Myron Zisser                                  50,000          2.4%         50,000                   *      50,000             0
Gorel Realty Company (4)                      50,000          2.4%         50,000                   *      50,000             0
Mitchell Kessler                              50,000          2.4%         50,000                   *      50,000             0
Eric Lippe                                    50,000          2.4%         50,000                   *      50,000             0
William P. Behrens (12)                       50,000          2.4%         65,000 (9)               *      65,000             0
The Churchill Fund QP, LP (5)                 41,000          1.9%         41,000                   *      41,000             0
The Churchill Fund, LP (5)                    34,000          1.6%         34,000                   *      34,000             0
Felix Z. Edwards III                          25,000          1.2%         25,000                   *      25,000             0
Mary Willis                                   25,000          1.2%         25,000                   *      25,000             0
Judith Parnes                                 25,000          1.2%         25,000                   *      25,000             0
Marie Carlino                                 25,000          1.2%         25,000                   *      25,000             0
Michael Salmanson & Tobi
  E. Zemsky, JTROW                            25,000          1.2%         25,000                   *      25,000             0
Gem Holdings (6)                              25,000          1.2%         25,000                   *      25,000             0
Bear Stearns Securities Corp as
  Custodian for the benefit of
  Bernard Korman IRA                          25,000          1.2%         25,000                   *      25,000             0
Stanley Weirthorn Rev Trust
  DTD 9/7/90                                  25,000          1.2%         25,000                   *      25,000             0
Edmund Dollinger                              25,000          1.2%         25,000                   *      25,000             0
Southridge Drive Associates (7)               25,000          1.2%         25,000                   *      25,000             0
Mary A. Susnjara                              25,000          1.2%         35,000                          25,000        10,000
Johannah F. Stefanakis                        25,000          1.2%         25,000                   *      25,000             0
Richard R. Davis (12)                         25,000          1.2%         25,000                   *      25,000             0
Anne O'Malley                                 25,000          1.2%         28,000                   *      25,000         3,000
Malcolm O'Malley                              25,000          1.2%         27,000                   *      25,000         2,000
Miriam Salmanson                              25,000          1.2%         25,000                   *      25,000             0
Joseph Martello                               25,000          1.2%         25,000                   *      25,000             0
Roy Nelson & Anne Nelson,
  JTROW                                       25,000          1.2%         25,000                   *      25,000             0
Edmund Karam & Barbara
  Karam, JTROW                                25,000          1.2%         26,000                   *      25,000         1,000
Kathleen Mullinix                             25,000          1.2%         25,000                   *      25,000             0
Northeast Securities, Inc. (8),(11)                -            -          30,000 (9)               *      30,000             0
David T.R. Tsiang (12)                             -            -          25,000 (9)               *      25,000             0
Jon Salmanson (12)                                 -            -          34,000 (9)               *      25,000         9,000
Robert Bonelli (12)                                -            -          15,000 (9)               *      15,000             0
Stephen Perrone (12)                               -            -          15,000 (9)               *      15,000             0
Danny Nicholas (12)                                -            -           5,000 (9)               *       5,000             0

*     Less than 1%.

(1) Shares of common stock shown as beneficially owned include, and the shares of common stock registered for sale hereby consist of, all shares issuable upon conversion of the Notes and exercise of the warrants.

(2) Includes 25,000 shares held by Richard Zorn, 25,000 shares held by the Richard Zorn IRA, 30,625 shares underlying warrants held by Richard Zorn, 50,000 shares underlying Notes held by Frances H. Zorn, the spouse of Richard Zorn, and 50,000 shares underlying Notes held by LRZ Family Partnership. Richard Zorn has investment and voting power with respect to the shares held by LRZ Family Partnership.

(3) Includes 5,000 shares held by the Ronald Sunderland IRA, 9,500 shares held by the Sunderland Family Trust Dated 7/15/96 (#2) and 50,000 shares underlying Notes held by the Sunderland Family Trust. Ronald Sunderland has investment and voting power with respect to the shares held by Sunderland Family Trust Dated 7/15/96 (#2).

(4) Myron Gorel has investment and voting power with respect to the shares held by Gorel Realty Company.

(5) Cecelia Brancato has investment and voting power with respect to the shares held by The Churchill Fund QP, LP and The Churchill Fund, LP.

(6) Marc Stern has investment and voting power with respect to the shares held by Gem Holdings.

(7) Richard Swartz has investment and voting power with respect to the shares held by Southridge Drive Associates.

(8) Robert Bonelli has investment and voting power with respect to the shares held by Northeast Securities, Inc.

(9) Includes the following shares underlying warrants: Lorraine DiPaolo - 30,625; Northeast Securities, Inc. - 30,000; David T.R. Tsiang - 25,000; Jon Salmanson - 25,000; Robert Bonelli - 15,000; William P. Behrens - 15,000; Stephen Perrone - 15,000; and Danny Nicholas - 5,000.

(10) Percentages based on number of shares of common stock outstanding as of November 3, 2005.

(11) This selling security holder has identified itself as a registered broker-dealer. The shares indicated as held and offered by this selling security holder represent shares underlying warrants received as compensation for providing investment banking related services in connection with the placement of the Notes.

(12) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes and/or warrants or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and/or warrants or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes, the warrants or underlying common stock.

                              PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the Notes and the common stock issuable upon the conversion of the Notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We will not receive any of the proceeds from the sale of these securities. If the Notes or shares of common stock issuable upon the conversion of the Notes are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

The Notes and the common stock issuable upon the conversion of the Notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which the Notes or our common stock may be listed or quoted at the time of sale;
     -    in the over-the-counter market;
     - otherwise than on these exchanges or services or in the over-the-counter market; or
     - through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes and the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the Notes and the common stock into which the Notes are convertible short and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the Notes and the common stock into which the Notes are convertible and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the Notes and the common stock into which the Notes are convertible offered by them will be the purchase price of the Notes or common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

Our outstanding common stock is quoted on the OTC Bulletin Board under the symbol "HUSA.OB." The Notes are not currently traded on any market. We do not intend to list the Notes on any securities exchange or automated dealer quotation system and can give no assurance about the development of any trading market for the Notes.

In order to comply with the securities laws of some states, if applicable, the Notes and the common stock into which the Notes are convertible maybe sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and the common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling securityholders that are also registered broker-dealers who act in connection with the sale of Notes or shares of common stock under this prospectus, other than those who have received shares as compensation for providing investment banking related services, are "underwriters" within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of Notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific Notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

We will use our commercially reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for the period set forth above under "Description of the Notes-Registration Rights." No sales may be made pursuant to this prospectus after that period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the Notes and the shares of common stock under this prospectus.

                            DESCRIPTION OF THE NOTES

We issued the Notes as of May 4, 2005. The Notes are not subject to an indenture. The Notes and the shares of common stock issuable upon conversion of the Notes are covered by a registration rights agreement.

The following description is a summary of the material provisions of the Notes and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Note, including the definitions of some terms used in the Note, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms or form of Note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the Note because it and not this description defines the rights of a holder of Notes.

GENERAL

The Notes are general, unsecured obligations of Houston American Energy Corp. and rank junior to our secured debt, to the extent of any assets securing such indebtedness, and to our existing and future unsubordinated, unsecured debt. The Notes are convertible into common stock as described under "-Conversion of Notes."

The Notes are $2,125,000 in aggregate principal. The Notes mature on May 1, 2010 unless earlier converted or redeemed.

We are not subject to any financial covenants under the Notes. In addition, we are not restricted under the Note from paying dividends, incurring debt or issuing or repurchasing our securities.

You are not afforded protection under the Note in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "Redemption at Option of the Holder."

The Notes bear interest at a rate of 8% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from May 4, 2005 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on April 20 and October 20 of each year, beginning October 20, 2005. Payment of cash interest on the Notes will include interest accrued through the day before the applicable interest payment date or redemption date, as the case may be.

CONVERSION OF NOTES

You may convert any of the Notes held by you, in whole or in part, into common stock prior to the close of business on the final maturity date of the Notes, subject to prior redemption of the Notes.

The initial conversion price of the Notes is $1.00 per share, meaning that one share of common stock will be issued for each $1.00 in principal amount of Notes converted.

No fractional shares of common stock will be issued upon conversion of Notes. Upon the conversion of the entire principal outstanding under a Note, in lieu of issuing any fractional shares to the holder, Houston American Energy shall pay to the holder the amount of outstanding principal that is not so converted. On partial conversion of Notes, Houston American Energy will issue to the holder
(i) the shares of common stock into which a portion of the Note is converted and
(ii) a new subordinated convertible promissory note having identical terms, except that the principal amount thereof shall equal the difference between (A) the principal amount of the Note immediately prior to such conversion minus (B) the portion of such principal amount converted into common stock.

To convert Notes, the holder must surrender the Note, duly endorsed, at the principal office of Houston American Energy. At its expense, Houston American Energy shall, as soon as practicable thereafter, issue and deliver to the holder at such principal office a certificate or certificates for the number of shares of common stock, to which the holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Houston American Energy), together with any other securities and property to which the holder is entitled upon such conversion under the terms of the Note. Upon delivery to the holder of shares of common stock on conversion of Notes, the principal amount of Notes so converted will be deemed satisfied and interest thereon will cease to accrue.

Automatic Conversion

The entire principal outstanding under the Notes (but not interest) will be automatically converted into shares of common stock, at the then applicable conversion price upon the closing of an underwritten public offering of common stock in which (i) gross proceeds to Houston American Energy are equal to or greater than $5 million and (ii) the price-per-share of the common stock sold in the public offering is equal to or greater than 150% of the then applicable conversion price.

Company Conversion

At any time after May 1, 2006 and prior to the maturity date, Houston American Energy may, at its sole option and effective upon the date on which written notice of conversion is sent to the holder, cause all or part of the principal outstanding under the Notes (but not interest) to be converted into shares of common stock, at the then current conversion price, provided that the market price of the common stock on the conversion date, and for at least 20 of the 30 trading days ending on the conversion date, is in excess of 200% of the then applicable conversion price.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

     - we issue common stock as a dividend or distribution on our common stock;
     - we issue to all holders of common stock some rights or warrants to purchase our common stock;
     -    we subdivide or combine our common stock;

     - we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, excluding cash;
     - we undertake a reclassification, recapitalization or otherwise change our common stock into a different number, class or series of stock; and
     - we sell shares of common stock, or issue securities convertible into or exercisable for shares of common stock, at prices less than the then applicable conversion price, excluding issuances of shares upon the conversion of securities outstanding at the time the Notes were issued and the issuance of shares or convertible securities to employees, officers, directors or consultants pursuant to effective S-8 registration statements.

Upon the occurrence of any event requiring an adjustment in the conversion rate, the conversion price, and thus the conversion rate, will adjusted in such a manner as to result in the receipt upon conversion of the type and amount of securities as would have been received had conversion occurred immediately prior to the event causing adjustment.

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

OPTIONAL REDEMPTION BY HOUSTON AMERICAN ENERGY

At any time after May 1, 2007 and prior to the maturity date, Houston American Energy may, at its sole election, redeem the Notes, in whole or in part, upon giving at least two business days prior written notice of intent to redeem, by paying to the holders an amount equal to (i) for redemptions occurring after May 1, 2007 and before January 1, 2008, 103% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, (ii) for redemptions occurring during calendar year 2008, 102% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, (iii) for redemptions occurring during calendar year 2009, 101% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Notes being redeemed, and (iv) for redemptions occurring during calendar year 2010, 100% of the portion of the Notes being redeemed, plus accrued and unpaid interest on the portion of the Note being redeemed. Except as set forth above, we have no right to prepay the Notes, in whole or in part, prior to the maturity date.

REDEMPTION AT THE OPTION OF HOLDERS

Prior to the maturity date, the holders, at their sole election, may require Houston American Energy to redeem the Notes, in whole or in part, by providing written notice of their election to cause redemption of Notes and the portion of the Notes to be redeemed. We will redeem the portion of the Notes for which a redemption notice is provided by paying to the holder, within ten business days following receipt of such redemption notice, an amount equal to 100% of the portion of the Notes to be redeemed, plus accrued and unpaid interest on the portion of the Notes to be redeemed; provided, however, that a redemption notice will only be effective and we will only be required to redeem Notes following the occurrence of one or more of the following designated events:

     - the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by (1) us, (2) any of our subsidiaries, (3) any of our employee benefit plans, (4) John F. Terwilliger or (5) any holders of Notes; or

     -    one or more persons file a Statement on Schedule TO or a Statement on
          Schedule 13D (or any successors thereto) stating that they have become and actually are beneficial owners of voting stock representing more than 80%, in the aggregate, of the voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or
     - the consolidation or merger of Houston American Energy with or into any other person, any merger of another person into Houston American Energy, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than: (1) any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Houston American Energy's capital stock; and (b) pursuant to which holders of Houston American Energy's capital stock immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Houston American Energy's capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or (2) any merger solely for the purpose of changing Houston American's jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

EVENTS OF DEFAULT

The following will be events of default under the Notes:

     - we fail to pay (i) when due any principal or interest payment or (ii) any other payment required under the terms of the Notes on the date due and such payment shall not have been made within five (5) days of receipt of written notice of such failure to pay; or
     - we fail to observe or perform any other covenant, obligation, condition or agreement contained in the Notes and such failure shall continue for ten (10) days after written notice thereof; or
     - any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of us to the holders in writing in connection with the Notes, or as an inducement to the holders to purchase the Notes, was false, incorrect, incomplete or misleading in any material respect when made or furnished; or
     - we shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by us and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness, and the effect of such failure or default is to cause, or permit the holder thereof to cause, indebtedness in an aggregate amount of one million dollars ($1,000,000) or more to become due prior to its stated date of maturity; or
     - we shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of Houston American Energy or of all or a substantial part of our property, (ii) be unable, or admit in writing our inability, to pay our debts generally as they mature,
          (iii) make a general assignment for the benefit of any of our creditors, (iv) be dissolved or liquidated in full or in part (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Houston American Energy or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of our property by any official in an involuntary case or other proceeding commenced against us, or (vi) take any action for the purpose of effecting any of the foregoing; or

     - proceedings for the appointment of a receiver, trustee, liquidator or custodian of Houston American Energy or of all or a substantial part of our property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Houston American Energy or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or
     - one or more judgments for the payment of money in an amount in excess of one million five hundred thousand dollars ($1,500,000) in the aggregate, outstanding at any one time, shall be rendered against Houston American Energy and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of our property and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

Upon the occurrence or existence of any event of default, except as otherwise provided, and at any time thereafter during the continuance of such event of default, the holder may, by written notice, declare all outstanding amounts payable under the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind. Upon the occurrence or existence of any event of default involving appointment of a receiver, trustee, liquidator or custodian or judgments in excess of $1,500,000, immediately and without notice, all outstanding amounts payable under the Notes will automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind. In addition to the foregoing remedies, upon the occurrence or existence of any event of default, the holders may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

REGISTRATION RIGHTS OF THE NOTEHOLDERS

We entered into a registration rights agreement with the initial purchasers of the Notes. Under the registration rights agreement, we were required to file the registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities by August 2, 2005. We are required to use our reasonable best efforts to cause the registration statement to become effective by October 31, 2005.

When we use the term "registrable securities" herein, we are referring to the Notes and the common stock issuable upon conversion of the Notes and the common issuable upon exercise of the placement agent warrants. With respect to any registrable securities, we will use our reasonable best efforts to keep the registration statement effective until the earliest of:

     - the date when all registrable securities have been sold in accordance with such registration statement; or
     - the date when all of the registrable securities have been sold pursuant to Rule 144; or
     - the date on which the registrable securities are eligible to be sold without any restriction pursuant to Rule 144(k); or
     - the date when all of the registrable securities cease to be outstanding.

We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

     -    20 consecutive days; or
     -    45 days during any 12-month period.

A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

     -    be named as a selling securityholder in the related prospectus;
     -    deliver a prospectus to purchasers; and
     - be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

     -    pay all expenses of the registration statement;
     -    provide each registered holder copies of the prospectus;
     -    notify holders when the registration statement has become effective;
          and
     - take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Michael W. Sanders, Attorney at Law.

                                     EXPERTS

Our audited consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Thomas Leger & Co., L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

                          HOUSTON AMERICAN ENERGY CORP.
                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm . . . . . .   F-1
Balance Sheet as of December 31, 2004 . . . . . . . . . . . . . . .   F-2
Statements of Operations For the Years ended December 31, 2004
  and 2003. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3
Statements of Shareholders' Equity For the Years Ended
  December 31, 2004 and 2003. . . . . . . . . . . . . . . . . . . .   F-4
Statements of Cash Flows For the Years Ended December 31,
  2004 and 2003 . . . . . . . . . . . . . . . . . . . . . . . . . .   F-5
Notes to Financial Statements . . . . . . . . . . . . . . . . . . .   F-6

Balance Sheet as of September 30, 2005 (Unaudited). . . . . . . . .   F-18
Statements of Operations For the Nine Months and Three Months Ended
  September 30, 2005 and 2004 (Unaudited) . . . . . . . . . . . . .   F-19
Statements of Cash Flows For the Nine Months Ended
  September 30, 2005 and 2004 (Unaudited) . . . . . . . . . . . . .   F-20
Notes to Unaudited Financial Statements . . . . . . . . . . . . . .   F-21

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Houston American Energy Corp.
Houston, Texas


We have audited the accompanying balance sheet of Houston American Energy Corp. as of December 31, 2004 and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Houston American Energy Corp. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.




                                            Thomas Leger & Co., L.L.P.

March 4, 2005
Houston, Texas

                          HOUSTON AMERICAN ENERGY CORP.
                                  BALANCE SHEET
                                DECEMBER 31, 2004
==============================================================================

                                     ASSETS
                                     ------
CURRENT ASSETS
  Cash                                                            $   721,613
  Accounts receivable                                                 240,141
  Prepaid expenses                                                     89,947
                                                                  ------------

             TOTAL CURRENT ASSETS                                   1,051,701
                                                                  ------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties, full cost method
    Costs subject to amortization                                   2,342,733
    Costs not being amortized                                          60,795
  Office equipment                                                     10,878
                                                                  ------------
  Total properties                                                  2,414,406
  Accumulated depreciation and depletion oil and gas properties    (1,010,855)
                                                                  ------------

            PROPERTY, PLANT AND EQUIPMENT, NET                      1,403,551
                                                                  ------------

OTHER ASSETS                                                            3,167
                                                                  ------------

  TOTAL ASSETS                                                    $ 2,458,419
                                                                  ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
  Accounts payable                                                $   195,774
  Accrued expenses                                                     80,135
  Accrued interest on shareholder loans                                 4,400
                                                                  ------------

            TOTAL CURRENT LIABILITIES                                 280,309
                                                                  ------------

LONG-TERM DEBT
  Notes payable to principal shareholder                            1,000,000
                                                                  ------------

SHAREHOLDERS' EQUITY
  Common stock, par value $.001;
    100,000,000 shares authorized, 19,968,089 shares outstanding       19,968
  Additional paid-in capital                                        2,800,027
  Treasury stock, at cost; 100,000 shares                             (85,834)
  Accumulated deficit                                              (1,556,051)
                                                                  ------------

            TOTAL SHAREHOLDERS' EQUITY                              1,178,110
                                                                  ------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $ 2,458,419
                                                                  ============

   The accompanying notes are an integral part of these financial statements.

                     HOUSTON AMERICAN ENERGY CORP.
                       STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
=====================================================================

                                               2004          2003
                                            -----------  ------------
OIL AND GAS REVENUE                         $ 1,182,063  $   220,600
                                            -----------  ------------

EXPENSES OF OPERATIONS
  Lease operating expense                       413,723      146,914
  Joint venture expense                          41,944       36,940
  Depreciation and depletion                    211,759       56,434
  Interest expense on shareholder debt           72,000      142,349
  General and administrative expense
    Professional fees                           150,603       63,630
    Rent                                         39,772       41,219
    Investor relations                           29,363       41,402
    Salary                                       45,000            -
    Miscellaneous                                62,616       36,042
                                            -----------  ------------
      Total  expenses                         1,066,780      564,930
                                            -----------  ------------

FEDERAL INCOME TAXES                                  -            -
                                            -----------  ------------

NET INCOME (LOSS)                           $   115,283  $  (344,330)
                                            ===========  ============

BASIC AND DILUTED INCOME (LOSS) PER SHARE   $      0.01  $     (0.02)
                                            ===========  ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES    19,619,084   15,398,070
                                            ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                             HOUSTON AMERICAN ENERGY CORP.
                                          STATEMENTS OF SHAREHOLDERS' EQUITY
                                    FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
======================================================================================================================

                                              Common Stock               Treasury Stock
                                     -------------------------------  --------------------  Accumulated
                                                          Paid - in                           Equity
                                       Shares    Amount    Capital     Shares     Amount     (Deficit)       Total
                                     ----------  -------  ----------  ---------  ---------  ------------  ------------
Balance at December 31, 2002         13,424,883  $13,425  $  283,575         -   $      -   $(1,327,004)  $(1,030,004)

Stock issued for -
  Cash                                4,271,390    4,271   1,382,651         -          -             -     1,386,922
  Services                               20,000       20       7,580         -          -             -         7,600
  Converted shareholder debt          1,568,825    1,569     625,961         -          -             -       627,530

  Net loss                                    -        -           -         -          -      (344,330)     (344,330)
                                     ----------  -------  ----------  ---------  ---------  ------------  ------------
Balance at December 31, 2003         19,285,098   19,285   2,299,767         -          -    (1,671,334)      647,718

Stock issued for -
  Cash                                  532,991      533     349,910         -          -             -       350,443
  Oil and gas activity and services     150,000      150     150,350         -          -             -       150,500
Purchase of treasury stock                    -        -           -  (100,000)   (85,834)            -       (85,834)

  Net income                                  -        -           -         -          -       115,283       115,283
                                     ----------  -------  ----------  ---------  ---------  ------------  ------------

Balance at December 31, 2004         19,968,089  $19,968  $2,800,027  (100,000)  $(85,834)  $(1,556,051)  $ 1,178,110
                                     ==========  =======  ==========  =========  =========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                            HOUSTON AMERICAN ENERGY CORP.
                              STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
=====================================================================================

                                                                 2004        2003
                                                              ----------  -----------
CASH FLOW FROM OPERATING ACTIVITIES
    Income (loss) from operations                             $ 115,283   $ (344,330)

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
  TO NET CASH FROM OPERATIONS
  Depreciation and depletion                                    211,759       56,434
  Non-cash expenses                                              17,166       13,641
  (Increase) in accounts receivable                            (174,138)     (58,863)
  (Increase) decrease in prepaid expense                        (84,009)       1,088
  (Increase) decrease in other assets                            36,864      (35,285)
  Increase in accounts payable
    and accrued expenses                                        175,070      213,616
                                                              ----------  -----------

  Net cash provided by (used in) operations                     297,995     (153,699)
                                                              ----------  -----------

CASH FLOW FROM INVESTING ACTIVITIES
  Acquisition of properties and assets                         (611,897)    (764,940)
  Funds in excess of prospect costs                              21,650            -
                                                              ----------  -----------

  Net cash used in investing activities                        (590,247)    (764,940)
                                                              ----------  -----------

CASH FLOW FROM FINANCING ACTIVITIES
  Sale of common stock - net of costs                           350,443    1,386,922
  Loans from principal shareholders                                   -      194,200
                                                              ----------  -----------

  Net cash provided by financing                                350,443    1,581,122
                                                              ----------  -----------

INCREASE IN CASH                                                 58,191      662,483
  Cash, beginning of period                                     663,422          939
                                                              ----------  -----------

  Cash, end of period                                         $ 721,613   $  663,422
                                                              ==========  ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                               $  67,600   $        -

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
  Shareholder notes payable converted to common stock         $       -   $  627,530
  Stock issued for oil and gas activity                          47,500            -
  Acquisition of treasury stock                                  85,834            -
  Shareholder note payable given for oil and gas properties
    and general and administrative expenses                           -       17,152
  Stock issued for services                                     103,000            -

   The accompanying notes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 1. - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL  -Houston  American Energy Corp. (a Delaware Corporation) ("the Company"
-------
or "HUSA") was incorporated on April 2, 2001. The Company is engaged, as a non-operating joint owner, in the exploration, development, and production of natural gas, crude oil, and condensate from properties located principally in the Gulf Coast area of the United States and international locations with proven production, which to date has focused on Columbia, South America.

GENERAL  PRINCIPLES  AND  USE  OF  ESTIMATES  The financial statements have been
--------------------------------------------
prepared in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, Management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Management reviews its estimates, including those related to such potential matters as litigation, environmental liabilities, income taxes and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

Certain amounts for prior periods have been reclassified to conform to the current presentation.

OIL AND GAS REVENUES - The Company recognizes sales revenues based on the amount
--------------------
of gas, oil and condensate sold to purchasers when delivery to the purchaser has occurred and title has transferred. This occurs when production has been delivered to a pipeline. Currently, the Company does not anticipate that the oil and gas sold will be significantly different from the Company's production entitlement.

OIL  AND GAS PROPERTIES AND EQUIPMENT - The Company uses the full cost method of
-------------------------------------
accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full costs pools as costs subject to amortization and costs not being amortization. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Office equipment is stated at original cost and is depreciated on the straight-line basis over the useful life of the assets, which ranges from three to five years. Oil and gas properties and office equipment carrying values do not purport to represent replacement or market values.

Depreciation expense for office equipment was $2,175 and $1,119 at December 31, 2004 and 2003, respectively and accumulated reserve for depreciation was $5,458 at December 31, 2004. Depletion and amortization for oil and gas properties was $206,584 and $54,831 at December 31, 2004 and 2003, respectively and accumulated reserve for depletion and amortization was $1,005,397 at December 31, 2004.
Repairs  and  maintenance  are  expensed  as  incurred.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 1. - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COSTS  EXCLUDED  -  Oil  and gas properties include costs that are excluded from
---------------
capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization.

CEILING  TEST  -  Under  the  full  cost method of accounting, a ceiling test is
-------------
performed each quarter. The full cost ceiling test is an impairment test prescribed by Securities and Exchange Commission (SEC") Regulation S-X. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization ("DD&A") and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, using prices in effect at the end of the period with consideration of price change only to the extent provided by contractual arrangement, discounted at 10%, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Proved oil and gas reserves, as defined by SEC Regulation S-X, are the estimated quantities of crude oil, natural gas, and condensate which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

The Company emphasizes that the volumes of reserves are estimates, which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data.

These estimates, made by an independent reservoir engineer (approximately 79% of reserves) and a reservoir engineer that is a shareholder, are reviewed and revised, either upward or downward, as warranted by additional data. Revisions are necessary due to changes in assumptions based on, among other things, reservoir performance, prices, economic conditions and governmental restrictions. Decreases in prices, for example, may cause a reduction in some proved reserves due to uneconomical conditions.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 1. - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CEILING  TEST  (CONTINUED)
--------------------------

Unevaluated oil and gas properties not subject to amortization at December 31, 2004 include the following:

          Acquistion costs                             $48,636
          Geological, geophysical and screening costs   12,159
                                                       -------
                       Total                           $60,795
                                                       =======

All but $12,519 of this cost was incurred on U.S. properties.

ASSET  RETIREMENT  OBLIGATIONS  -  On  January  1,  2003,  we  adopted SFAS 143,
------------------------------
"Accounting for Asset Retirement Obligations," which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. For us, asset retirement obligations ("ARO") represent the systematic, monthly accretion and depreciation of future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. SFAS 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. Under our previous accounting method, we included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortized these costs as a component of our depletion expense. Subsequent to our adoption of SFAS 143, the ARO assets, which are carried on the balance sheet as part of the full cost pool, have been included in our amortization base for the purposes of calculating depreciation, depletion and amortization expense. The future cash outflows associated with settling the ARO liability have been adjusted so they are included in the ceiling test.

The following table describes changes in our asset retirement liability during each of the years ended December 31, 2004 and 2003. The ARO liability in the table below includes amounts classified as both current and long-term at December 31, 2004 and 2003.

                                               2004     2003
                                              -------  -------
          ARO liability at January 1,         $15,625  $12,750
          Accretion expense                     3,000        -
          Liabilities incurres from drilling   21,327    2,875
                                              -------  -------

          ARO liability at December 31        $39,952  $15,625
                                              =======  =======

JOINT  VENTURE  EXPENSE  -  Joint  venture  expense  reflects the indirect field
-----------------------
operating and regional administrative expenses billed by the operator of the Columbian CaraCara and Tambaqui concessions.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

INCOME  TAXES - Deferred income taxes are provided on a liability method whereby
-------------
deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

PREFERRED  STOCK  -  The  Company  has authorized 10,000,000 shares of preferred
----------------
stock with a par value of $.001. The Board of Directors shall determine the designations, rights, preferences, privileges and voting rights of the preferred stock as well as any restrictions and qualifications thereon. No shares of preferred stock have been issued.

STATEMENT  OF CASH FLOWS - Cash equivalents consists of demand deposits and cash
------------------------
investments with initial maturity dates of less than three months.

NET  LOSS  PER SHARE - Basic loss per share is computed by dividing the net loss
--------------------
available to common shareholders by the weighted average of common shares outstanding during the period. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per share.

CONCENTRATION  OF  RISK -  The Company is dependent upon the industry skills and
-----------------------
contacts of John F. Terwilliger, the sole director and chief executive officer, to identify potential acquisition targets in the onshore coastal Gulf of Mexico region of Texas and Louisiana. Further, as a non-operator oil and gas exploration and production company and through its interest in a limited liability company and four concessions in the South American country of Colombia, the Company is dependent on the personnel, management and resources of those entities to operate efficiently and effectively.

As a non-operating joint interest owner, the Company has a right of investment refusal on specific projects and the right to examine and contest its division of costs and revenues determined by the company operator.

The Company currently has interests in four concessions in Colombia and expects to be active in Colombia for the foreseeable future. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in political and economic stability in the vicinity of the Company's Colombian operations, the Company may be forced to abandon or suspend their efforts. Either of such events could be harmful to the Company expected business prospects.

The Company maintains cash balances in several banks in Houston, Texas. Accounts at banks are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004, the Company's uninsured cash balance was approximately $501,000.

Major Customers - The majority of production for 2004 from the Company's mineral interests were sold to an international integrated oil company (58%) and to a U.S. natural gas marketing company (17%). There were no other product sales of more than 10% to a single buyer.

At December 31, 2004, 71% of the Company's net oil and gas property investment and 68% of its revenue was with or derived from the company managing the Columbian properties.

RECENT  ACCOUNTING  DEVELOPMENTS - On September 28, 2004, the SEC released Staff
--------------------------------
Accounting Bulletin ("SAB") 106 regarding the application of SFAS 143, "Accounting for Asset Retirement Obligations ("AROs")," by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 1. - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT  ACCOUNTING  DEVELOPMENTS  (CONTINUED)
---------------------------------------------

salvage values, which have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company's ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. Since the Company's adoption of SFAS 143 on January 1, 2003, they have calculated the ceiling test and depreciation, depletion and amortization expense in accordance with the interpretations set forth in SAB 106; therefore, the adoption of SAB 106 had no effect on the financial statements.

On December 16, 2004, the FASB revised Statement 123 (revised 2004), "Share-Based Payment" that will require compensation costs related to share-based payment transactions (e.g., issuance of stock options and restricted stock) to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces SFAS 123, "Accounting for Stock- Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." For the Company, SFAS 123(R) is effective for the first quarterly reporting period after December 15, 2005.
Entities that use the fair-value-based method for either recognition or disclosure under SFAS 123 are required to apply SFAS 123(R) using a modified version of prospective application. Under this method, an entity records compensation expense for all awards it grants after the date of adoption. In addition, the entity is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, entities may elect to adopt SFAS 123(R) using a modified retrospective method where by previously issued financial statements are restated based on the expense previously calculated and reported in the pro forma footnote disclosures. The Company does not expect the adoption of SFAS 123(R) to have a material impact on the financial statements.

On December 16, 2004, the FASB issued Statement 153, "Exchanges of Nonmonetary Assets", an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetrary exchanges of similar productive assets. SFAS 153 eliminates the exception from the fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not have any nonmonetary transactions for any period presented that this Statement would apply. The Company does not expect the adoption of SFAS 153 to have a material impact on the financials statements.

NOTE  2.  -  NOTES  PAYABLE

Notes payable at December 31, 2004, in the amount of $1,000,000, is owed to John Terwilliger, Chief Executive Officer, who is also a significant shareholder. The notes are not secured, bear interest at 7.2% and are due on January 1, 2007 with interest paid monthly, based on cash flow.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE  2.  -  NOTES  PAYABLE  (CONTINUED)

On December 9, 2003, two principal shareholders, including the Chief Executive Officer mentioned above, exchanged notes payable and unpaid interest aggregating $339,875 and $287,655, respectively, for 1,568,825 shares of the Company's common stock.

NOTE  3.  -  RELATED  PARTIES

The Company's original oil and gas properties in Lavaca County Texas were purchased from John F. Terwilliger, Chief Executive Officer, and a principal shareholder, at their cost.

John F. Terwilliger has not received any direct or indirect compensation or other salary related benefits from the Company before October 1, 2004. Effective that date he started receiving a salary. He was paid $45,000 in 2004.

In conjunction with the Company's efforts to secure oil and gas prospects, financing and services, it has, from time to time, granted overriding royalty interests in the Company's various mineral properties to John F. Terwilliger, Chief Executive Officer, and Orrie L. Tawes, a significant shareholder. During 2004, approximately $36,000 was paid to John Terwilliger and Orrie L. Tawes from these royalty interests.

NOTE  4  -  INCOME  TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31, 2004 and 2003.

                                                        2004        2003
                                                      ---------  ----------

     Income (loss) before income taxes                $115,238   $(344,330)
                                                      =========  ==========

     Income tax computed at statutory rates           $ 39,196   $(117,073)
     Net increase in net operating loss carryforward     7,827           -
     Permanent differences, nondeductible expenses       7,168     (47,752)
     Increase (decrease) in valuation allowance        (58,264)    164,825
     Other                                               4,073           -
                                                      ---------  ----------

     Tax provision                                    $      -   $       -
                                                      =========  ==========

No federal income taxes have been paid since the inception of the Company. The Company has a net operating loss carry forward of approximately $1,351,000 which will expire in 2016 through 2019. The Company's net operating loss carryforwards may be subject to annual limitations, which could reduce or defer the utilization of the loss as a result of or ownership change as defined in section 382 of the Internal Revenue Code.

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2004 are set out below.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE  4  -  INCOME  TAXES  (CONTINUED)

                                                   2004
                                                ----------
     Deferred tax asset:
       Net operating loss carry forwards        $ 459,550
       Valuation allowance                       (323,675)
       Book over tax depreciation, depletion
         and capitalization methods on oil
         and gas properties                      (137,371)
       Book over tax accrued interest payments      1,496
                                                ----------

     Net deferred tax asset                     $       -
                                                ==========

NOTE  5.  -  COMMON  STOCK

During the year ended December 31, 2004, the Company (1) issued 532,983 shares of its common stock for cash consideration of $350,443, (2) in conjunction with an agreement with an individual to assist the Company in locating viable oil and gas prospects, issued 50,000 shares of its common stock, valued at $47,500, and granted an interest equal to 10% of the Company's interest in any prospects generated by the individual's contacts, and (3) issued 100,000 shares of its common stock, valued at $103,000, for financial public relations services over a six month period. The value of the shares issued for financial public relations services was recorded as prepaid expense and charged to shareholders relations expense ratably over the life of the contract. During September 2004, the Company entered into negotiations to terminate the financial public relations contract as a result of disputes relating to performance under the contract. The financial public relations contract was terminated, the 100,000 shares originally issued under the contract were returned to the Company and the Company paid $5,000 in full settlement of the contract. As a result of the termination and settlement of the public relations contract, during the quarter ended September 30, 2004, the Company recorded shareholder relations expense of $5,000, credited $85,834 against prepaid expenses and recorded treasury stock in the amount of $85,834.

NOTE  6.  -  COMMITMENTS  AND  CONTINGENCIES

LEASE COMMITMENT - The Company leases office facilities under an operating lease
----------------
agreement which expires November 30, 2006. The lease agreement requires payments of $39,631 in 2005 and $33,026 in 2006. Total rental expense in 2004 was $39,772 and $41,219 in 2003. The Company does not have any capital leases or other operating lease commitments.

LEGAL  CONTINGENCIES  -  The Company is subject to legal proceedings, claims and
--------------------
liabilities that arise in the ordinary course of its business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as further information develops or circumstances change. During the twelve months ended December 31, 2004, the Company was named as defendant in a suit filed in the United States Bankruptcy Court for the Southern District of Texas. The plaintiff alleges that expenses relating to the formation and operation of the Company were paid by Moose Oil and Gas or Moose Operating Company, that interests in certain oil and gas properties were transferred to the Company from Moose Oil and Gas or Moose Operating Company and that the alleged payments and transfers constituted fraudulent transfers and avoidable preferences. The plaintiff seeks to recover all properties alleged to have been wrongfully transferred as well as costs of suit and other relief. The Company believes that the action is without merit and intends to vigorously contest the same.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 6. - COMMITMENTS AND CONTINGENCIES (CONTINUED)

DEVELOPMENT  COMMITMENTS  -  During  the ordinary course of oil and gas prospect
------------------------
development, the Company commits to a proportionate share for the cost of acquiring mineral interest, drilling exploratory or development wells and acquiring seismic and geological information. At January 1, 2005, our acquisition and drilling budget for 2005 totaled $886,000.

POST  RETIREMENT  BENEFITS - At December 31, 2004, the Company does not have any
--------------------------
pension plans, other postretirement benefits or employee savings plans.

NOTE 7. - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and gas Producing Activities".

GEOGRAPHICAL DATA - The following table shows the Company's oil and gas revenues
-----------------
and lease operating expenses, which includes the joint venture expenses incurred in South America, by geographic area:

                                   2004       2003
                                ----------  --------
          REVENUES
            North America       $  373,591  $ 92,080
            South America          808,472   128,520
                                ----------  --------
                                $1,182,063  $220,600
                                ==========  ========

          PRODUCTION COST
            North America       $   59,275  $ 37,566
            South America          354,448   146,288
                                ----------  --------
                                $  413,723  $183,854
                                ==========  ========

CAPITAL  COSTS  -  Capitalized  costs  and accumulated depletion relating to the
--------------
Company's oil and gas producing activities as of December 31, 2004, all of which are onshore properties located in the United States and Columbia, South America are summarized below:

                                               NORTH        SOUTH
                                              AMERICA      AMERICA       TOTAL
                                            -----------  -----------  ------------
     Unproved properties not
       being amortized                      $   48,636   $   12,159   $    60,795

     Properties being amortized              1,225,771    1,116,962     2,342,733
       Accumulated depreciation, depletion
         and amortization                     (866,080)    (139,317)   (1,005,397)
                                            -----------  -----------  ------------

     Total capitalized costs                $  408,327   $  989,804   $ 1,398,131
                                            ===========  ===========  ============

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 7. - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (CONTINUED)

AMORTIZATION  RATE
------------------

The amortization rate per unit base on barrel equivalents was $8.13 for North America and $4.69 for South America.

ACQUISITION,  EXPLORATION  AND DEVELOPMENT COSTS INCURRED -Costs incurred in oil
---------------------------------------------------------
and gas property acquisition, exploration and development activities for December 31, 2004 and 2003 is summarized below:

                                           2004
                                  ----------------------
                                    North       South
                                   America     America
                                  ----------  ----------
     Property acquisition costs:
       Proved                     $  776,219  $  405,002
       Unproved                       48,636      12,159
     Exploration costs               428,476     128,275
     Development costs                21,077     583,685
                                  ----------  ----------

     Total costs incurred         $1,274,408  $1,129,121
                                  ==========  ==========

                                          2003
                                  -------------------
                                    North     South
                                   America   America
                                  ---------  --------
     Property acquisition costs:
       Proved                     $(34,433)  $317,500
       Unproved                     28,149          -
     Exploration costs             188,373    195,448
     Development costs              29,300     46,432
                                  ---------  --------

     Total costs incurred         $211,389   $559,380
                                  =========  ========

RESERVE  INFORMATION  AND  RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH  FLOWS  -
-----------

The supplemental un-audited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates. These estimates are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 7. - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (CONTINUED)

RESERVE  INFORMATION  AND  RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH  FLOWS  -  (CONTINUED)
-----------

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

Independent petroleum engineers estimated proved reserves for the Company's properties which represented approximately 79% of total estimated future net revenues at December 31, 2004. The remaining reserves were estimated by a petroleum engineer who is also a shareholder of the company. Reserve definitions and pricing requirements prescribed by the Securities and Exchange Commission were used. Total estimated proved developed and undeveloped reserves by product type and the changes therein are set forth below for the years indicated.


                                      North America         South America             Total
                                  ---------------------  --------------------  ---------------------
                                  Gas (mcf)  Oil (bbls)  Gas(mcf)  Oil (bbls)  Gas (mcf)  Oil (bbls)
                                  ---------------------  --------------------  ---------------------
Total proved reserves
  Balance December 31, 2002         18,872           -          -          -     18,872           -
  Extensions and discoveries       181,227       4,557          -    275,587    181,227     280,144
  Revision of previous estimates    (7,506)         89          -          -     (7,506)         89
  Production                       (15,993)       (246)         -     (5,880)   (15,993)     (6,126)
                                  ---------  ----------  --------  ----------  ---------  ----------
  Balance December 31, 2003        176,600       4,400          -    269,707    176,600     274,107

  Extensions and discoveries        54,458      11,274          -    264,981     54,458     276,255
  Revisions of prior estimates      32,881      (3,198)         -   (214,948)    32,881    (218,146)
  Production                       (61,519)       (886)         -    (24,040)   (61,519)    (24,926)
                                  ---------  ----------  --------  ----------  ---------  ----------
  Balance December 31, 2004        202,420      11,590          -    295,700    202,420     307,290
                                  =========  ==========  ========  ==========  =========  ==========

Proved developed reserves
  at December 31, 2004             141,000       2,500          -     97,610    141,000     100,110
                                  =========  ==========  ========  ==========  =========  ==========

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 7. - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (CONTINUED)

RESERVE  INFORMATION  AND  RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH  FLOWS  -  (continued)
-----------

Standard measure of discounted future net cash flows at December 31, 2004:

                                                        NORTH       SOUTH
                                                       AMERICA     AMERICA       TOTAL
                                                     -------------------------------------
Future net cash flows                                $1,693,780  $10,018,312  $11,712,092
Future production cost                                  267,550    4,709,171    4,976,721
Future income tax expense                               271,884    1,219,685    1,491,569
                                                     ----------  -----------  ------------
Future net cash flow                                  1,154,346    4,089,456    5,243,802
  10% annual discount for timing of cash flows          310,053      928,125    1,238,178
                                                     ----------  -----------  ------------

Standardized measure of discounted future net
  cash flow relating to proved oil and gas reserves  $  844,293  $ 3,161,331  $ 4,005,624
                                                     ==========  ===========  ============

Changes in standardized measure:

Change due to current year operations
  Sales, net of production costs                                              $  (726,396)
Changes due to revisions in standardized variables:
  Income taxes                                                                   (516,350)
  Accretion of discount                                                           389,559
  Revision and others                                                          (2,329,947)
  Discoveries                                                                   4,016,119
                                                                              ------------
Net                                                                               832,985
Beginning of year                                                               3,172,639
                                                                              ------------

End of year                                                                   $ 4,005,624
                                                                              ============

                                                                                        -

                          HOUSTON AMERICAN ENERGY CORP.
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                        ---------------------------------

NOTE 7. - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) (CONTINUED)

RESERVE  INFORMATION  AND  RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH  FLOWS  -  (continued)
-----------

Standard measure of discounted future net cash flows at December 31, 2003:

                                                      NORTH      SOUTH
                                                     AMERICA    AMERICA       TOTAL
                                                     ---------------------------------
Future net cash flows                                $938,550  $5,942,380  $6,880,930
Future production cost                                175,300   1,450,645   1,625,945
Future income tax expense                             141,640     833,549     975,189
                                                     --------  ----------  -----------
Future net cash flow                                  621,610   3,658,186   4,279,796
  10% annual discount for timing of cash flows        160,807     946,350   1,107,157
                                                     --------  ----------  -----------

Standardized measure of discounted future net
  cash flow relating to proved oil and gas reserves  $460,803  $2,711,836  $3,172,639
                                                     ========  ==========  ===========

Changes in standardized measure:

Change due to current year operations
  Sales, net of production costs                                           $  (36,746)
Changes due to revisions in standardized variables:
  Income taxes                                                               (722,915)
  Accretion of discount                                                         4,128
  Revision and others                                                          (8,708)
  Discoveries                                                               3,895,591
                                                                           -----------
Net                                                                         3,131,350
Beginning of year                                                              41,289
                                                                           -----------

End of year                                                                $3,172,639
                                                                           ===========

                          HOUSTON AMERICAN ENERGY CORP.
                                  BALANCE SHEET
                               September 30, 2005
                                   (Unaudited)

                             ASSETS
                             ------
CURRENT ASSETS:
  Cash                                                $    1,790,184
  Accounts receivable                                        473,649
  Prepaid expenses                                             1,396
                                                      ---------------
    Total current assets                                   2,265,229
                                                      ---------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties - full cost method
    Costs subject to amortization                          3,045,335
    Costs not being amortized                                714,283
  Furniture and equipment                                     10,878
                                                      ---------------
    Total property, plant and equipment                    3,770,496
  Accumulated depreciation and depletion                  (1,232,747)
                                                      ---------------
    Total property, plant and equipment, net               2,537,749
                                                      ---------------

OTHER ASSETS                                                 269,499
                                                      ---------------
    Total Assets                                      $    5,072,477
                                                      ===============

              LIABILITIES AND SHAREHOLDERS' EQUITY
              ------------------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities            $      358,621
                                                      ---------------
    Total current liabilities                                358,621
                                                      ---------------

LONG-TERM DEBT:
  Notes payable to principal shareholder                   1,000,000
  Subordinated convertible notes                           2,125,000
  Reserve for plugging costs                                  44,456
                                                      ---------------
    Total long-term liabilities                            3,169,456
                                                      ---------------

SHAREHOLDERS' EQUITY:
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 19,968,089 shares outstanding                 19,968
  Additional paid-in capital                               2,962,589
  Treasury stock, at cost; 100,000 shares                    (85,834)
  Accumulated deficit                                     (1,352,323)
                                                      ---------------
    Total shareholders' equity                             1,544,400
                                                      ---------------
      Total liabilities and shareholders' equity      $    5,072,477
                                                      ===============

                  The accompanying notes are an integral part
                    of these unaudited financial statements

                           HOUSTON AMERICAN ENERGY CORP.
                              STATEMENT OF OPERATIONS
                                    (Unaudited)

                                    Nine Months Ended          Three Months Ended
                                       September 30,              September 30,
                                 ------------------------  ------------------------
                                     2005         2004         2005         2004
                                 -----------  -----------  -----------  -----------
Revenue:
  Oil and gas                    $ 1,824,582  $   672,822  $   732,642  $   369,274
  Consulting fees                     25,000            -       25,000            -
  Interest                            21,084        4,995       13,314          692
                                 -----------  -----------  -----------  -----------
Total revenue                      1,870,666      677,817      770,956      369,966
                                 -----------  -----------  -----------  -----------

Expenses of operations:
  Lease operating expense and
    severance tax                    710,702      283,322      239,727      163,824
  Joint venture expenses              43,105       25,637       15,681       19,589
General and administrative
 Expense:
  Professional fees                  311,469       94,391      118,697       38,213
  Salary and taxes                   142,836            -       45,652            -
  Rent                                31,479       29,767       10,315       10,005
  Financing fees                      23,730            -       14,529            -
  Directors fees                       3,000            -        3,000            -
  Shareholder relations                9,348       28,136        4,754        6,157
  Travel and meals                    15,234       14,791        7,772        5,222
  Registration fees                    2,680        8,258          685        5,020
  Telephone and fax                    6,340        3,939        2,637        1,445
  Dues and subscription                8,347        9,289        3,872        3,587
  Miscellaneous                       11,857       14,335        3,453        5,978
Depreciation and depletion           223,392       88,918       53,035       31,425
Interest expense                     123,420       54,000       60,500       22,400
                                 -----------  -----------  -----------  -----------

Total expenses                     1,666,939      654,783      584,309      312,865
                                 -----------  -----------  -----------  -----------

Net income                       $   203,727  $    23,034  $   186,647  $    57,101
                                 ===========  ===========  ===========  ===========

Basic income per share           $      0.01  $      0.00  $      0.01  $      0.00
                                 ===========  ===========  ===========  ===========

Diluted income per share         $      0.01  $      0.00  $      0.01  $      0.00
                                 ===========  ===========  ===========  ===========

Basic weighted average shares     19,968,089   19,578,703   19,968,089   19,663,081
                                 ===========  ===========  ===========  ===========

Diluted weighted average shares   20,069,969   19,578,703   19,968,089   19,663,081
                                 ===========  ===========  ===========  ===========

                  The accompanying notes are an integral part
                    of these unaudited financial statements

                                   HOUSTON AMERICAN ENERGY CORP.
                                     STATEMENTS OF CASH FLOWS
                                            (Unaudited)

                                                         For the Nine Months Ended September 30,
                                                       -------------------------------------------
                                                               2005                   2004
                                                       --------------------  ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from operations                               $           203,727   $             23,034
Adjustments to reconcile net income
  to net cash from operations
    Depreciation and depletion                                     223,392                 88,918
    Non-cash expenses                                               19,685                 19,416
Changes in operating assets and liabilities:
    (Increase) in accounts receivable                             (233,508)              (148,937)
    (Increase) decrease in prepaid expense                          88,551                (25,987)
    (Increase) decrease in other assets                           (123,455)                36,863
    Increase in accounts payable and accrued expenses              118,264                140,176
                                                       --------------------  ---------------------

Net cash provided by operations                                    296,656                133,483

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of properties and assets                          (1,353,085)              (589,163)
  Funds received in excess of prospect costs                             -                 21,650
                                                       --------------------  ---------------------

Net cash used by investing activities                           (1,353,085)              (567,513)

CASH FLOWS FROM FINANCING ACTIVITIES

  Sale of common stock                                                   -                 91,193
  Issuance of debt                                               2,125,000                      -
                                                       --------------------  ---------------------

Net cash provided by financing activities                        2,125,000                 91,193
                                                       --------------------  ---------------------

Increase (decrease) in cash and equivalents                      1,068,571               (342,837)
Cash, beginning of period                                          721,613                663,422
                                                       --------------------  ---------------------
Cash, end of period                                    $         1,790,184   $            320,585
                                                       ====================  =====================

SUPPLEMENT CASH FLOW INFORMATION:
  Interest paid                                        $            54,000   $             36,000
  Taxes paid                                                             -                      -

SUPPLEMENT NON-CASH INVESTING AND
  FINANCING ACTIVITIES
  Stock issued for oil and gas activity                                  -                 47,500
  Stock issued for financial public relations                            -                103,000
  Warrants issued for financing fees                               162,562

                  The accompanying notes are an integral part
                    of these unaudited financial statements

                          HOUSTON AMERICAN ENERGY CORP.
                          Notes to Financial Statements
                               September 30, 2005
                                   (Unaudited)

NOTE 1. - BASIS OF PRESENTATION

The accompanying unaudited financial statements of Houston American Energy Corp., a Delaware corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB for the year ended December 31, 2004.

NOTE 2. - CHANGES IN PRESENTATION

Certain financial presentations for the periods presented for 2004 have been reclassified to conform to the 2005 presentation.

NOTE 3. - SUBORDINATED CONVERTIBLE NOTES

On May 4, 2005, the Company entered into Purchase Agreements (the "Purchase Agreements") with multiple investors pursuant to which the Company sold $2,125,000 of 8% Subordinated Convertible Notes Due 2010 (the "Notes").

The Notes bear interest at 8%, provide for semi-annual interest payments and mature May 1, 2010. The Notes are convertible, at the option of the holders, into common stock of the Company at a price of $1.00 per share (the "Conversion Price"), subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions, including issuances of common stock at prices below the Conversion Price. The Notes are subject to automatic conversion in the event the Company conducts an underwritten public offering of its common stock from which the Company receives at least $5 million and the public offering price is at least 150% of the then applicable Conversion Price. The Company has the right to cause the Notes to be converted into common stock after May 1, 2006 if the price of the Company's common stock exceeds 200% of the then applicable Conversion Price on the date of conversion and for at least 20 trading days over the preceding 30 trading days. The Company has the right to repurchase the Notes after May 1, 2007 at 103% of the face amount during 2007, 102% of the face amount during 2008, 101% of the face amount during 2009 and 100% of the face amount thereafter. The Notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the Notes. The Company calculated the beneficial conversion feature for the convertible notes and the amount was not material.

The Notes were offered and sold in private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the investors is either an "accredited investor", as defined in Rule 501 promulgated under the Securities Act, or a "qualified institutional buyer", as defined in Rule 144A promulgated under the Securities Act.

Pursuant to the terms of the Purchase Agreements, the Company and the investors entered into Registration Rights Agreements under which the Company agreed to file with the Securities and Exchange Commission, within 90 days, a registration statement covering the Notes and the common stock underlying the Notes and to use its best efforts to cause the registration statement to become effective within 180 days.

In connection with the placement of the Notes, the Company issued to the placement agent in the offering a three year warrant (the "Placement Agent Warrant") to purchase 191,250 shares of the Company's common stock at $1.00 per share and paid commissions totaling $127,500. The Registration Rights Agreements provide that the shares of common stock underlying the Placement Agent Warrant are to be included in the registration statement required to be filed.

NOTE 4. - WARRANTS

Activity of warrants during the nine months ended September 30, 2005 is as follows:

                                                            Weighted
                                                             Average
                                               Warrants    Share Price
                                              -----------  ------------
          Outstanding at beginning of period            -             -
          Granted                                 191,250  $       1.00
                                              -----------  ------------
          Outstanding at end of period            191,250  $       1.00
                                              ===========  ============

Warrants  outstanding  and  exercisable  as  of  September  30,  2005:

           Exercise  Number of  Remaining  Number of
            Price     Shares      Life      Shares
          ---------  ---------  ---------  ---------
          $    1.00    191,250       2.58    191,250
          =========  =========  =========  =========

NOTE 5. - FINANCING COSTS

In conjunction with the issuance of long-term debt described in Note 3 above, the Company paid $127,500 in commissions and issued a warrant to the placement agent to purchase 191,250 shares of the Company's common stock at an exercise price of $1.00 per share expiring May 3, 2008. The market price on the date the warrants were granted was $0.85. The warrants were valued on the date of grant using the Black-Scholes pricing model at $162,562 using a risk free rate of 3.65%, a volatility factor of 412% and an expected life of 3 years.

The aggregate financing costs of $290,062, comprised of commissions and the value of the warrant, are being expensed ratably over the life of the Notes as financing costs. $14,529 and $23,730 of financing costs were expensed during the quarter and nine months ended September 30, 2005. Unamortized financing costs of $266,332 are classified as other assets.

NOTE 6. - CONTINGENCIES

The Company has entered into a settlement agreement with the bankruptcy estate of Moose Oil and Gas Company pursuant to which the Company paid $25,000 to the estate in full and final settlement of all claims asserted against the Company. The trustee in the bankruptcy has approved the settlement. The settlement will become final upon passage of a waiting period subject to the right of creditors to contest the settlement during the waiting period.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) that he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, the company's Certificate of Incorporation (the "Certificate") provides that the company shall indemnify each person who is or was a director, officer, employee or agent of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company. The Certificate provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 25.     Other Expenses of Issuance and Distribution

     The following is a list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which are payable by the Company, other than underwriting discounts and commissions.

     Registration Fee . . . . . . . . . . .    $   272.62
     Accountants' Fees and Expenses . . . .      5,000.00
     Legal Fees and Expenses  . . . . . . .     15,000.00
     Miscellaneous  . . . . . . . . . . . .      4,727.38
                                               ----------
       Total  . . . . . . . . . . . . . . .    $25,000.00
                                               ==========

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has sold the following securities within the past three years which were not registered under the Securities Act of 1933:

     On November 22, 2002, David W. Barrell Trust acquired 100,000 shares of the Company's common stock for a purchase price of $20,000 and John F. Terwilliger acquired 75,000 shares of the Company's common stock for a purchase price of $15,000.

     On December 6, 2002, the Company issued 75,000 shares of common stock to Duane Street Group, LLC as payment for consulting services valued at $15,000.

     On November 22, 2002 and December 6, 2002, Mr. Tawes acquired an aggregate of 1,175,000 shares of the Company's common stock for a purchase price of $235,000.

     On January 29, 2003, Mr. Tawes acquired 750,000 shares of the Company's common stock for a purchase price of $225,000.

     On March 3, 2003, Lori M. Price acquired 333,334 shares of the Company's common stock for a purchase price of $100,000.

     In April 2003, Steve Eisenberg acquired 16,666 shares of the Company's common stock for a purchase price of $5,000 and Sandford B. Prater acquired 84,000 shares of the Company's common stock for a purchase price of $21,000.

     In July 2003, the Company issued an aggregate of 1,681,424 shares of common stock for a purchase price of $496,180.60 to eight accredited investors, being LibertyView Funds, LP, LibertyView Special Opportunities Fund, LP, Lior Bergman, Stephen P. Hartzell, Peter S. Rawlings, William D. Forster, James V. Pizzo & Ellen London-Pizzo, and Sensus LLC.

     In December 2003, John Terwilliger, the President and sole Director of the Company, acquired 1,103,791 shares of the Company's common stock in exchange for the conversion of outstanding loans in the amount of $441,516.29 and Orrie Lee Tawes acquired 465,042 shares of the Company's common stock in exchange for the conversion of outstanding loans in the amount of $186,016.83.

     In December 2003, the Company issued an aggregate of 1,633,949 shares of common stock for a purchase price of $653,579.60 to seventeen accredited investors, being E.C. Broun III, Lior Bergman, Rochelle Zudkewich, Amit Solomon, Kenneth Zalk, Jack Lahav, LibertyView Funds, LP, Pudding Hill Partners, Lincoln Partners Group LLC, Andrew Arno, J. Mitchell Hull, William Hyler, LibertyView Special Opportunities Fund, LP, Krusen-Vogt and Co., David B. Wheeler, Stephen
P. Hartzell, and Peder Monsen.

     In the first quarter of 2004, the Company issued to a single accredited investor an aggregate of 227,983 shares of common stock for a purchase price of $91,193.

     In the first quarter of 2004, the Company issued to a single accredited investor an aggregate of 50,000 shares of common stock in exchange for services, valued at $47,500, in locating viable oil and gas prospects.

     In the second quarter of 2004, the Company issued to a single accredited investor 100,000 shares of common stock in exchange for financial public relations services valued at $103,000. Those shares were subsequently cancelled in settlement of a dispute as to performance of the contracted services.

     In December 2004, the Company issued an aggregate of 305,000 shares of common stock for a purchase price of $259,250 to one accredited investor.

     In May 2005, the Company issued to 39 accredited investors an aggregate of $2,125,000 of 8% Subordinated Convertible Promissory Notes due May 10, 2010 and convertible into common stock at an initial conversion price of $1.00 per share. The Company paid cash placement agent fees and expenses of approximately $127,500 and issued three-year placement agent warrants to purchase 191,250 shares of common stock at an exercise price of $1.00 in connection with the offering. The Company also entered into a registration rights agreement in which the Company agreed to register for resale the Notes and the shares of common stock issuable upon conversion of the Notes and upon exercise of the placement agent warrants.

     The issuance of all shares of our common stock described above was pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and related state private offering exemptions. All of the investors were Accredited Investors as defined in the Securities Act who took their shares for investment purposes without a view to distribution and had access to information concerning the Company and its business prospects, as required by the Securities Act.

     In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold only to persons with whom we had a direct personal preexisting relationship, and after a thorough discussion. All certificates for our shares contain a restrictive legend. Finally, our stock transfer agent has been instructed not to transfer any of such shares, unless such shares are registered for resale or there is an exemption with respect to their transfer.

     Except as otherwise noted, no commissions were paid in connection with the issuances described above.

ITEM 27.     EXHIBITS

     4.1     Form of 8% Subordinated Convertible Note due 2010, dated May 4,
             2005(1)
     4.2     Form of Placement Agent Warrant, dated May 4, 2005(1)
     4.3     Form of Registration Rights Agreement, dated May 4, 2005(1)
     5.1**   Opinion and consent of Michael W. Sanders, Attorney at Law re: the legality of the shares being registered
     10.1    Form of Purchase Agreement, dated May 4, 2005 relating to the sale of 8% Subordinated Convertible Notes due 2010(1)
     23.1**  Consent of Michael W. Sanders, Attorney at Law (including in
             Exhibit 5.1)
     23.2*   Consent of Thomas Leger & Co., L.L.P.

 *   Filed herewith
 **  Previously filed

(1) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated May 4, 2005.

ITEM 28.     UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Houston, State of Texas on the 28th day of November, 2005.

                                        HOUSTON AMERICAN ENERGY CORP.


                                        BY: /S/ JOHN F. TERWILLIGER
                                            JOHN F. TERWILLIGER
                                            President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

SIGNATURES                            TITLE                           DATE
----------                            -----                           ----


/s/ John F. Terwilliger   President, Chief Executive Officer   November 28, 2005
John F. Terwilliger       and Director (Principal Executive,
                          Financial and Accounting Officer)

/s/ O. Lee Tawes III      Director                             November 28, 2005
O. Lee Tawes III

/s/ Stephen Hartzell      Director                             November 28, 2005
Stephen Hartzell

                          Director                             November 28, 2005
Edwin C. Broun III